Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

BPS GREENLAND INC.,

BPS GREENLAND CORP.,

EASTON SPORTS, INC.,

EASTON SPORTS CANADA, INC.,

EASTON-BELL SPORTS, LLC,

EASTON-BELL SPORTS, INC.

and

BAUER HOCKEY, INC.

Dated as of

February 13, 2014

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ARTICLE 4 COVENANTS		15
4.1	Access to Information; Confidentiality	15
4.2	Conduct of Business	15
4.3	Exclusivity	16
4.4	Consents and Approvals	17
4.5	HSR Act and Competition Act Filings	17
4.6	Reasonable Efforts	17
4.7	Buyer Financing	17
4.8	Books and Records	19
4.9	Accounts Receivable	19
4.10	Non-Competition; Non Solicitation	20
4.11	Affiliate Transactions	20
4.12	Transfer	20
4.13	Conveyance Taxes	21
4.14	Proration of Taxes	21
4.15	Offer of Employment	21
4.16	Cooperation Regarding Suppliers, Sales Representatives and Technology Partners	22
4.17	Patent Cross Licenses	22
4.18	Shared Know How	23
4.19	Representation and Warranty Policy	23
4.20	280G	23

ARTICLE 5 CONDITIONS TO CLOSING		24
5.1	Conditions Precedent to the Buyers’ Obligations	24
5.2	Conditions Precedent to the Sellers’ Obligations	24

ARTICLE 6 SURVIVAL; INDEMNIFICATION		25
6.1	Survival	25
6.2	Indemnification of the Buyers	25
6.3	Indemnification of the Seller	26
6.4	Procedure for Indemnification	26
6.5	Indemnification Generally	26
6.6	Exclusive Remedy	27
6.7	Treatment of Indemnity Payments	27

ARTICLE 7 TERMINATION		27
7.1	Termination	27
7.2	Effect of Termination	28
7.3	Termination Fee	28

ARTICLE 8 MISCELLANEOUS		29
8.1	Notices	29
8.2	No Waiver	29
8.3	Amendments and Waivers	29
8.4	Choice of Law; Forum	29
8.5	WAIVER OF JURY TRIAL	30
8.6	Specific Performance	30
8.7	Integration Schedules	30
8.8	Counterparts	30
8.9	Limitation on Scope of Agreement	30
8.10	Headings; Interpretation	31
8.11	Expenses	31
8.12	No Third Party Beneficiaries	31
8.13	No Recourse	31
8.14	Further Assurances	31
8.15	Publicity	31
8.16	No Strict Construction	31
8.17	Successors and Assigns	31
8.18	Parent Guarantee	32
8.19	Buyers Guarantee	32

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ARTICLE 9 DEFINITIONS	33
Definitions	33

EXHIBITS

Exhibit A	IP Settlement Agreement
Exhibit B	Intellectual Property License Agreement – Form A
Exhibit C	Intellectual Property License Agreement – Form B
Exhibit D	Intellectual Property License Agreement – Form C
Exhibit E	Transition Services Agreement
Exhibit F	Balance Sheet Rules
Exhibit G	Current Assets and Current Liabilities
Exhibit H	Escrow Agreement
Exhibit I	Target Net Working Capital Calculation
Exhibit J	Allocation Principles

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 13, 2014 by and among BPS Greenland Inc., a Delaware corporation (the “U.S. Buyer”), BPS Greenland Corp., a corporation governed by the Canada Business Corporations Act (the “Canadian Buyer”, and together with the U.S. Buyer, the “Buyers”), Easton Sports, Inc., a California corporation (“ESI”), Easton Sports Canada, Inc., a Canadian corporation (“ESC” and, together with ESI, the “Sellers”), Easton-Bell Sports, LLC, a Delaware limited liability company and Easton-Bell Sports, Inc., a Delaware corporation (each, a “Seller Guarantor” and collectively, the “Sellers’ Guarantors”), and, solely with respect to Section 8.19, Bauer Hockey, Inc., a Vermont corporation (the “Buyers’ Guarantor”).

Introduction

WHEREAS, upon the terms and conditions set forth in this Agreement, the Sellers wish to sell to the Buyers, and the Buyers wish to purchase from the Sellers, certain of their assets as more fully described herein, and to assume certain liabilities of the Sellers as more fully described herein, in each case relating to the Sellers’ business of designing, developing, marketing, manufacturing, selling and distributing baseball, softball and lacrosse equipment, products, gear, apparel and related accessories (the “Business”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Bauer Hockey Corp., Bauer Hockey, Inc., Easton Sports Canada Inc. and Easton Sports, Inc. shall execute and deliver a settlement agreement, pursuant to which such parties agree to settle the dispute set forth therein, attached hereto as Exhibit A (the “IP Settlement Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Buyers, the Sellers, ESC, ESI and Easton-Bell Sports, Inc. shall execute and deliver the intellectual property license agreements attached hereto as Exhibits B, C and D (collectively, the “Intellectual Property License Agreements”), licensing the right to use the “Easton” trademark and other trademarks, subject to the terms and conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Buyers and the Sellers’ Guarantors shall execute and deliver the Transition Services Agreement attached hereto as Exhibit E (the “Transition Services Agreement”), pursuant to which the Buyers and Sellers (or their Affiliates) will provide certain transition services to one another subject to the terms and conditions set forth therein; and

An index of defined terms is set forth in Article 9.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

TRANSFER OF THE BUSINESS; CLOSING

1.1 Transfer of the Business. Except for the Excluded Assets as provided in Section 1.2, at the Closing and with effect as of the Closing Date at 11:59 p.m., (i) the Sellers shall sell, assign, transfer, convey and deliver to the U.S. Buyer free and clear of all Liens (other than Permitted Liens), and the U.S. Buyer shall acquire from the Sellers, all of the right, title and interest of the Sellers in and to all of the assets, properties and rights of the Sellers primarily related to or used in the operation of the Business within the United States (the “U.S. Transfer”) and (ii) the Sellers shall sell, assign, transfer, convey and deliver to the Canadian Buyer free and clear of all Liens (other than Permitted Liens), and the Canadian Buyer shall acquire from the Sellers, all of the right, title and interest of the Sellers in and to all of the remaining assets, properties and rights of the Sellers primarily related to or used in the operation of the Business outside of the United States (the “Canadian Transfer” and together with the U.S. Transfer, the “Transfer”), in each case of every kind, nature, type and description, real, personal and mixed, tangible and intangible, wherever located, whether known or unknown, fixed or unfixed, or otherwise, whether or not specifically referred to in this Agreement and whether or not reflected on the books and records of the Sellers (collectively, the “Purchased Assets”), including the following:

(a) all inventories, including goods in transit, finished goods, work-in-process, components, raw materials, scraps and any other inventory, in each case primarily related to or used in the Business, wherever located (the “Conveyed Inventory”);

(b) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business; all other accounts or notes receivable primarily relating to the Business and the full benefit of all security for such accounts or notes; and any claims, remedies and other rights related to any of the foregoing (the “Accounts Receivable”);

(c) all rights, title and interest in the real property leases set forth on Schedule 1.1(c) (the “Conveyed Leases”);

(d) all assets, furniture, fixtures and property primarily related to the Business and physically located at the premises leased pursuant to the Conveyed Leases (the “Conveyed Leases Premises”), of every kind and nature, whether tangible or intangible, real, personal or mixed;

(e) all rights and interests in all contracts, agreements, arrangements, obligations and personal property leases set forth on Schedule 1.1(e) (the “Assumed Contracts”);

(f) all lists, documents, records, written information, computer files and other computer readable media concerning past, present and potential customers and purchasers of goods or services from the Business that are primarily related to the Business, wherever located;

(g) all lists, documents, records, written information, computer files and other computer readable media concerning past, present and potential suppliers and vendors of goods or services to the Business that are primarily related to the Business, wherever located;

(h) all corporate records, product records, customer correspondence, production records, contract files, technical, accounting, manufacturing and procedural manuals, employment and personnel records, studies, reports or summaries, and any confidential information which has been reduced to writing or electronic form (the “Records”), to the extent that any of the foregoing are primarily related to the Business, wherever located;

(i) all rights under express or implied warranties from the suppliers and vendors relating to the Purchased Assets and all rights, demands, claims, credit, insurance casualty proceeds and causes of action relating to the Purchased Assets;

(j) all unfilled orders received for inventory or merchandise of the Business;

(k) any and all Seller Intellectual Property and Seller Know How;

(l) all rights under any license, research and collaboration, non-disclosure agreements, non-solicitation agreements and non-competition agreements entered into with any parties that relate primarily to the Business, including the agreements described in Schedule 1.1(l);

(m) all goodwill associated with the Purchased Assets, together with the right to represent to third parties that the Buyers are the acquirer of the Business;

(n) all rights and interests in the Business Permits, to the extent transferable;

(o) all prepaid expenses, other receivables and other deposits primarily related to the Business (“Prepaid Assets”); and

(p) all contractual and license rights applicable to the Business pursuant to the agreements set forth on Schedule 1.1(p); provided, that the Parties agree to consider in good faith (prior to the Closing Date and in accordance with the terms of this Agreement), whether any such rights are essential to the Excluded Businesses, and, if so, discuss potential commercially reasonable arrangements regarding the same.

1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Parties acknowledge and agree that the following assets, properties, contracts and rights of the Sellers are not included among the Purchased Assets and are excluded from the Transfer (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents, bank deposits and similar cash items of the Business held by the Sellers on the Closing Date;

(b) all shares of capital stock or other securities of the Sellers and each of their Affiliates, including the equity interests of any Subsidiary of the Sellers;

(c) all Tax assets (including Tax losses, Tax credits, Tax loss or credit carryforwards and other Tax attributes), all deposits or advance payments with respect to Taxes, and any claims, rights and interest in and to any refunds (including interest thereon or claims therefore) of Taxes, in each case, of the Sellers or their Affiliates or relating to the Business or the Purchased Assets for taxable periods (or portion thereof) ending on or prior to the Closing Date and all Tax Returns of the Sellers;

(d) all assets not related to the Business, including the hockey, cycling and football businesses of the Sellers and their Affiliates and any discontinued businesses or operations (other than the lacrosse business) of the Sellers and their Affiliates (collectively, the “Excluded Businesses”) and the assets primarily used in the Excluded Businesses, to the extent such assets do not constitute Purchased Assets;

(e) any and all Intellectual Property (including the goodwill associated therewith) and Know How primarily Used in the conduct of the Excluded Businesses, wherever located, including without limitation the Retained IP and Retained Know How set forth on Schedule 1.2(e);

(f) all Records of the Sellers and their Affiliates not primarily related to the Business or the Purchased Assets;

(g) all rights with respect to insurance policies of the Sellers either (i) unrelated to the Business or (ii) related to currently outstanding claims of the Business;

(h) all rights with respect to Benefit Plans;

(i) all rights with respect to leases that are not Conveyed Leases;

(j) all assets relating to Intracompany Payables and contracts between the Sellers and their Affiliates;

(k) all rights with respect to the contracts, agreements and arrangements set forth on Schedule 1.2(k).

1.3 Assumption of Liabilities. Except for the Excluded Liabilities as provided in Section 1.4, at the Closing and with effect as of the Closing Date at 11:59 p.m., (i) the U.S. Buyer shall assume all of the obligations and liabilities of the Sellers, the Sellers’ Guarantors and their Affiliates to the extent related to the Business within the United States, whether direct or indirect, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (the “U.S. Assumed Liabilities”), and (ii) the Canadian Buyer shall assume all of the obligations and liabilities of the Sellers, the Sellers’ Guarantors and their Affiliates to the extent related to the Business outside of the United States (other than the U.S. Assumed Liabilities), whether direct or indirect, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (the “Canadian Assumed Liabilities” and together with the U.S. Assumed Liabilities, the “Assumed Liabilities”), including the following:

(a) all obligations of the Sellers to the extent related to the Conveyed Leases and the Assumed Contracts whether arising prior to or following the Closing;

(b) all unpaid trade accounts payable of the Business as of the Closing Date (other than payables to Affiliates of the Seller) to the extent reflected in the final determination of the Closing Working Capital (the “Assumed Accounts Payable”); and

(c) all liabilities in respect of any of the Acquired Employees to the extent they are not Excluded Liabilities;

(d) any product liability, warranty or recall with respect to any product to the extent related to the Business or included in the Purchased Assets, whether arising prior to or after the Closing, other than (x) the outstanding product liability claims relating to the Business set forth on Schedule 2.24 and (y) the liabilities set forth in Section 1.4(k);

(e) all liabilities to the extent related to the Intellectual Property and Know How of the Business or included in the Purchased Assets, whether arising prior to or after the Closing, other than the liabilities set forth in Section 1.4(h);

(f) all liabilities to the extent related to Environmental Claims at the Conveyed Leases Premises; and

(g) all liabilities related to the conduct or operation of the Business after the Closing.

1.4 Liabilities Not Assumed by the Buyers. The Buyers shall not assume, or in any way be liable or responsible for any of the liabilities of the Sellers, the Sellers’ Guarantors or their Affiliates set forth in this Section 1.4 (collectively, the “Excluded Liabilities”). For the avoidance of doubt, the term Assumed Liabilities does not include Excluded Liabilities.

(a) any liability or obligation of the Sellers, the Sellers’ Guarantors and their Affiliates arising out of or in connection with the negotiation and preparation of this Agreement or any of the other Transaction Documents or the consummation and performance of the transactions contemplated hereby and thereby, including the Seller Transaction Liabilities;

(b) (i) any liability, obligation or expense of any kind or nature relating to Taxes owed by the Sellers or any of their Affiliates whether or not related to the Business for any period, (ii) with respect to the Purchased Assets, any liability, obligation or expense of any kind or nature relating to Taxes for any period ending on or prior to the Closing Date (determined in accordance with Section 4.14), and (iii) Sellers’ share of Taxes described in Section 4.13;

(c) any liabilities of the Sellers or their Affiliates relating to any Retained Employee Liability;

(d) any liability related to the Excluded Assets;

(e) any liability unrelated to the Business, including liabilities of the Excluded Businesses;

(f) any liability or obligation of the Sellers or their Affiliates with respect to any Indebtedness (including any Intracompany Payables), including any accrued interest, fees and any penalties thereon;

(g) any liability or obligation of the Sellers or their Affiliates arising out of or relating to any outstanding product liability claims set forth on Schedule 2.24;

(h) any liability of the Sellers or their Affiliates arising out of or relating to the breach of customer data that occurred on or around December 1, 2013;

(i) any liability or obligation of Sellers or their Affiliates arising out of or relating to Environmental Claims at any real properties other than the Conveyed Leases Premises;

(j) any liability with respect to the discharge of any Permitted Lien that does not arise out of any Assumed Liabilities;

(k) any liability of the Sellers or their Affiliates related to the product recall of lacrosse helmets announced by Sellers prior to the date hereof as further described on Schedule 2.28; and

(l) any liability under the Asset Purchase Agreement, dated January 8, 2010, by and among Easton-Bell Sports, Inc., Talon Lacrosse, LLC, Douglas S. Appleton, Cortland R. Kim and Blakely E. Kim (as amended on April 12, 2011, the “Talon Purchase Agreement”) in respect of any contingent purchase price or earn-out payments due thereunder.

1.5 Consents to Assignment. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Assumed Contract or any claim, right or benefit arising thereunder or resulting therefrom, if a consent has not been obtained or if an attempted assignment thereof would be ineffective. If any such consent has not been obtained as of the Closing Date, or if an attempted assignment of any such contract would be ineffective, (a) the Sellers shall so advise the Buyers and (b) the Sellers shall reasonably cooperate with the Buyers to obtain such consent, and absent obtaining such consent, in making commercially reasonable arrangements designed to provide to the Buyers the benefits under such Assumed Contract, including enforcement for the benefit of the Buyers of any and all rights of the Sellers against a third party arising out of any breach or cancellation by such third party or otherwise. Any and all consent fees to be paid to third parties in connection with assigning any Assumed Contracts (other than the consents set forth on Schedule 5.1(d)) to the Buyers pursuant to this Section 1.5 shall be paid 50% by the Buyers and 50% by the Sellers.

1.6 Purchase Price; Payments at Closing.

(a) At least four (4) Business Days prior to the Closing, the Sellers will furnish to the Buyers a certificate (the “Estimated Closing Purchase Price Certificate”) signed by an executive officer of the Sellers setting forth (i) an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) and (ii) the Estimated Closing Purchase Price, which Estimated Closing Purchase Price Certificate shall be reasonably satisfactory to the Buyers.

(b) At the Closing, the Buyers shall make the following payments in an aggregate amount equal to the Estimated Closing Purchase Price, by wire transfer of immediately available funds to such accounts as designated by the Sellers (or such other party specified below) at least two (2) Business Days prior to the Closing Date:

(i) first, $388,245 to AIG Specialty Insurance Company in respect of the premium payable on the Representation and Warranty Policy;

(ii) second, $5,000,000 (the “Indemnity Escrow”) to Citibank, N.A. (the “Escrow Agent”) in accordance with the terms of the Escrow Agreement;

(iii) third, to such other persons as necessary to release all Liens on the Purchased Assets, which release shall in each case be in a form reasonably satisfactory to the Buyers (the payments in this clause (ii) the “Repaid Indebtedness”); and

(iv) fourth, the remainder to the Sellers.

1.7 The Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, three (3) Business Days after the conditions set forth in Article 5 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing, but subject to the satisfaction or waiver of such conditions on the Closing) or waived by the Party entitled to waive the same, or on such other date that is agreed to in writing by the Sellers and the Buyers (the “Closing Date”); provided, that in no event shall the Buyers have any obligation to consummate the transactions contemplated hereby prior to April 15, 2014, if the Debt Financing is not available prior to that date.

1.8 Additional Transactions at Closing. At the Closing, the Parties hereto shall enter into the following agreements:

(a) a bill of sale in form and substance reasonably satisfactory to the Buyers and the Sellers transferring all of the Sellers’ rights, title and interest in and to the Purchased Assets; and

(b) intellectual property assignment agreements (the “IP Assignment Agreements”), in form and substance reasonably satisfactory to the Buyers and the Sellers, transferring all of the Sellers’ rights, title and interest in and to any and all Registered Intellectual Property; and

(c) an assumption and assignment agreement in form and substance reasonably satisfactory to the Buyers and the Sellers, whereby the Buyers assume the Assumed Liabilities.

(d) Easton Sports, Inc. and Easton Sports Canada, Inc. shall make the payment required pursuant to, and in accordance with, the terms of the IP Settlement Agreement.

1.9 Deliveries at Closing by the Seller. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.2, the Sellers will deliver or cause to be delivered the instruments, consents, certificates and other documents required of them by Section 5.1.

1.10 Deliveries at Closing by the Buyers. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.1, the Buyers will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 5.2.

1.11 Determination of Closing Working Capital.

(a) Within sixty (60) days after the Closing Date, the Buyers will deliver to the Sellers a certificate (the “Closing Working Capital Certificate”) executed by the Buyers setting forth an itemized statement of Closing Working Capital.

(b) If the Sellers deliver written notice (the “Disputed Items Notice”) to the Buyers within thirty (30) days after receipt by the Sellers of the Closing Working Capital Certificate, stating that the Sellers object to any items in the Closing Working Capital Certificate, specifying in reasonable detail the basis for such objection and setting forth the Sellers’ proposed modification to the Closing Working Capital, the Sellers and the Buyers will attempt to resolve and finally determine and agree upon the Closing Working Capital as promptly as practicable.

(c) If the Sellers and the Buyers are unable to agree upon the Closing Working Capital within thirty (30) days after delivery of the Disputed Items Notice, an independent, nationally recognized accounting firm reasonably acceptable to the Sellers and the Buyers will resolve the items set forth in the Disputed Items Notice that remain in dispute. The accounting firm shall address only those items that remain in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The determination of the accounting firm will be made within thirty (30) days after being selected and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the accounting firm shall be paid one-half by the Sellers and one-half by the Buyers.

(d) If the Sellers do not deliver the Disputed Item Notice to the Buyers within thirty (30) days after receipt by the Sellers of the Closing Working Capital Certificate, the Closing Working Capital specified in the Closing Working Capital Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the Parties.

(e) At such time as the Closing Working Capital is finally determined or as agreed to by the Buyers and the Sellers in accordance with this Section 1.11 (the “Final Closing Working Capital”), either (i) the Buyers shall pay the Sellers an aggregate amount equal to the excess, if any, of the Final Closing Working Capital over the Estimated Closing Working Capital or (ii) the Sellers (or the Sellers’ Guarantors on behalf of the Sellers) shall pay the Buyers an aggregate amount equal to the excess, if any, of the Estimated Closing Working Capital over the Final Closing Working Capital.

(f) The Sellers and their accountants, lawyers and representatives will be given reasonable access during normal business hours to (and shall be allowed to make copies of) the books and records of the Buyers relating to the Business and the Purchased Assets and to any personnel of the Buyers reasonably requested by such persons, in each case in connection with the final determination of the Closing Working Capital or any dispute relating thereto.

1.12 Allocation of Closing Purchase Price.

(a) Sellers and Buyers agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Closing Purchase Price, any payment pursuant to Section 1.11(e) and any other items that are treated as additional consideration for Tax purposes (including the assumption of any liabilities) among the Purchased Assets in accordance with Exhibit J attached hereto (the “Allocation Principles”).

(b) Within thirty (30) days after the determination of Final Closing Working Capital pursuant to Section 1.11, the Buyers shall prepare and deliver to the Sellers a schedule (an “Allocation Schedule”) allocating the sum of the Closing Purchase Price and any other items that are treated as additional consideration for Tax purposes (including the assumption of any liabilities) among the Purchased Assets, determined in a manner consistent with the Allocation Principles, Section 1060 of the Code, as amended, and the U.S. Treasury Regulations promulgated thereunder.

(c) The Sellers shall have a period of 15 Business Days after the delivery of the Allocation Schedule (the “Response Period”) to notify the Buyers of any objections the Sellers may have to the allocations set forth therein (an “Objections Notice”). Unless the Sellers timely object, such Allocation Schedule shall be binding on the Parties without further adjustment, absent manifest error.

(d) If the Sellers shall raise any objections within the Response Period, the Buyers and the Sellers shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the Parties fail to agree within 45 days after the delivery of the Objections Notice, then the disputed items shall be resolved by the accounting firm referenced in Section 1.11(c), whose determination shall be final and binding on the Parties. Any allocation of the Closing Purchase Price, any payment pursuant to Section 1.11(e) and any other items that are treated as additional consideration for Tax purposes (including the assumption of any liabilities) determined pursuant to the decision of the accounting firm referenced in Section 1.11(c) shall incorporate, reflect and be consistent with the Allocation Principles. Such accounting firm shall resolve the dispute within 30 days after the item has been referred to it. One-half of the costs, fees and expenses of such accounting firm shall be paid by the Buyers and one-half of the costs, fees and expenses of such accounting firm shall be paid by the Sellers.

(e) The Allocation Schedule as determined in this Section 1.12 shall be amended to reflect any adjustments to the purchase price under this agreement. Unless otherwise required by applicable law, the Buyers and the Sellers shall file all Tax Returns (including Form 8594) consistent with the Allocation Schedule as it may be amended from time to time consistent with the procedures set forth in this Section 1.12.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

CONCERNING THE SELLERS, THE BUSINESS AND THE PURCHASED

ASSETS

Except as provided in the Disclosure Schedules, each Seller represents and warrants to the Buyers as follows in this Article 2.

2.1 Organization, Power and Standing. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Each Seller has all necessary corporate power and authority to own, lease and operate its properties and to carry on its Business. The copies of the organizational documents of each Seller, each as amended to date, that have been made available to the Buyers are complete and correct copies thereof.

2.2 Power and Authority. Each Seller has full power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and each Transaction Document to which each Seller is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller.

2.3 Validity and Enforceability. This Agreement is, and each of the other Transaction Documents will be when executed and delivered by each Seller, the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

2.4 Foreign Qualifications. Schedule 2.4 sets forth a complete and accurate list of each jurisdiction in which each Seller is qualified to conduct its Business as a foreign entity and in which the character of the properties owned or leased or the nature of the activities conducted by such entity makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a Material Adverse Effect.

2.5 Financial Statements.

(a) The Sellers have delivered to the Buyers (i) the unaudited balance sheet of the Business as of December 31, 2013 and the income statement of the Business for the ten month period ended October 31, 2013 (the “Historical Financial Statements”) and (ii) the forecasted unaudited income statement of the Business for the two month period ended December 31, 2013 (the “Projected Financial Statements”, and together with the Historical Financial Statements, the “Financial Statements”), correct and complete copies of which are attached on Schedule 2.5(a). The Financial Statements have been prepared specially by the Sellers in connection with the transactions contemplated by this Agreement. The Historical Financial Statements are derived from the books and records of the Sellers, which books and records were prepared in accordance with GAAP. The Historical Financial Statements fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the period referred to therein and the Historical Financial Statements were prepared in accordance with the methodology set forth on Schedule 2.5(b). The Projected Financial Statements are derived from the books and records of the Sellers and present in all material respects management’s reasonable estimates of the financial condition and results of operations of the Business as of the respective dates thereof and for the period referred to therein. As of the date of this Agreement, each Seller is not aware of any event, fact or circumstance that would cause, or would reasonably be expected to cause, the estimates contained in the Projected Financial Statements to be untrue in any material respect.

(b) The Assumed Liabilities do not include any liabilities required to be set forth on a balance sheet prepared in accordance with GAAP except for (i) liabilities set forth on the face of the balance sheet included in the Financial Statements or included in the calculation of Estimated Closing Working Capital or Closing Working Capital, (ii) liabilities incurred by the Sellers or their Subsidiaries in the ordinary course of the Business since such balance sheet date, (iii) liabilities under Conveyed Leases and other Assumed Contracts (none of which relates to a breach or violation thereof) and (iv) liabilities that do not, individually or in the aggregate, constitute a Material Adverse Effect.

2.6 Absence of Certain Changes. Since October 31, 2013, except as set forth on Schedule 2.6, (a) the Business has been conducted in all material respects in the ordinary course, (b) no Lien has been placed upon any of the Purchased Assets, other than Permitted Liens, (c) the Sellers have not acquired or disposed of any material assets, except in the ordinary course of the Business, (d) there has been no damage, destruction or casualty loss (whether or not covered by insurance) to any Purchased Asset or the Business, which individually or in the aggregate exceeds $250,000 (e) there has been no Material Adverse Effect and (f) the Sellers have not taken any of the actions set forth in Section 4.2(b).

2.7 Taxes.

(a) All income and other material Tax Returns of the Sellers required to be filed by or with respect to the Business (including the Purchased Assets) with respect to the previous three (3) taxable years of Sellers have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects.

(b) All income and other material Taxes owed by Sellers with respect to the Business (including the Purchased Assets) and all other material Taxes owed by Sellers have been fully and timely paid (whether or not shown on any Tax Returns) and adequate provision has been made for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or prior to the date hereof.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Sellers with respect to the Business (including the Purchased Assets) with respect to the previous three (3) taxable years of the Sellers and no request for any such waiver or extension is currently pending.

(d) Except as set forth on Schedule 2.7, no audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from the Sellers with respect to the Business (including the Purchased Assets), and no written claim has been made by any Governmental Authority in a jurisdiction where the Sellers do not file Tax Returns that the Sellers are or may be subject to taxation by that jurisdiction.

(e) There are no Liens for Taxes upon the assets or properties of the Business or the Purchased Assets, except for Permitted Liens.

(f) Each Seller has provided to the Buyers copies of all Tax audit reports in respect of the Purchased Assets or the Business that have been issued with respect to the previous five (5) taxable years of each Seller.

Notwithstanding any provisions of this Agreement to the contrary, the foregoing provisions of this Section 2.7 and Section 2.17 constitute the sole representation or warranties of the Sellers relating to Taxes.

2.8 Title to and Sufficiency of the Purchased Assets. Except as set forth in Schedule 2.8, the Sellers have good and marketable title to, or a valid leasehold, license or other similar interest in, or are otherwise able to transfer all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens, and the Purchased Assets are in good operating condition, normal wear and tear excepted. Except for the Excluded Assets, the assets, rights and properties made available pursuant to the Transition Services Agreement, together with the Purchased Assets, include all assets, rights and properties necessary for the operation of the Business as the same is currently conducted, consistent with the past practice of the Sellers with respect to the Business.

2.9 Real Properties.

(a) The Sellers have a good, valid, and enforceable leasehold interest in all of the Conveyed Leases, free and clear of all Liens, except for Permitted Liens. True and complete copies of all Conveyed Leases, including all amendments, modifications, renewals, supplements and side-letters have been made available to the Buyers. The Conveyed Leases are in full force and effect, and the Sellers are not in default or breach under the Conveyed Leases and, to the Knowledge of the Sellers, no event has occurred that with notice or lapse of time or both, would constitute such a default or breach. The Sellers have paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all liabilities and obligations thereunder. The Sellers are in peaceful and undisturbed possession of the Conveyed Leases Premises. Except as disclosed in the Conveyed Leases, the Sellers have not exercised or given any notice of exercise, received any notice of exercise by a lessor or landlord of, nor, to the Sellers’ Knowledge, has any lessor or landlord exercised, any option, right of first refusal or right of first offer contained in any such Conveyed Lease, including any such option or right pertaining to purchase, expansion, renewal, extension, termination or relocation. To the Knowledge of the Sellers, no other party to any such Conveyed Lease is in default or breach thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default or breach by such other party thereunder. The Sellers have not granted to any Person any options, rights of first offer, rights of first refusal or similar rights to purchase, lease or otherwise acquire any interest in the leases or subleases relating to the Conveyed Leases Premises. The Sellers do not lease, sublease or license any real property to any Person.

(b) To the Knowledge of the Sellers, there are no pending or threatened condemnation or eminent domain proceedings that affect any of the Conveyed Leases Premises, and the Sellers have not received any written notice of the intention of any Governmental Authority or other person to take any of the Conveyed Leases Premises.

(c) The Conveyed Leases Premises constitute all of the real property and interests in real property primarily related to or used by the Sellers and their Affiliates in connection with the Business. The Sellers do not own any real property primarily related to or used by the Sellers in connection with the Business.

2.10 Intellectual Property.

(a) All Intellectual Property used in the Business is either owned by the Sellers or one or more of their Affiliates or is used by the Sellers or one or more of their Affiliates pursuant to a valid license or other right to use. Schedule 2.10(a) sets forth a complete and correct list of all Seller Intellectual Property owned by the Sellers or one or more of their Affiliates and is registered by, issued by or the subject of a pending application for issuance or registration worldwide with a domain name registrar or domestic or foreign governmental registry, including the United States Copyright Office and United States Patent & Trademark Office and any and all similar offices in foreign jurisdictions, in each case that is in effect and maintained by the Sellers or one or more of their Affiliates (the “Registered Intellectual Property”). The Registered Intellectual Property is valid, in full force and effect, have not been declared invalid or unenforceable by any court of competent jurisdiction, and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. The Sellers and their Affiliates own and possess all right, title and interest in and to the Registered Intellectual Property free and clear of all Liens, other than Permitted Liens, and the Sellers have the right to transfer and assign such Registered Intellectual Property. Except as would not reasonably be expected to be material to the Business, the Sellers and their Affiliates have taken all necessary actions to maintain and protect all of their Registered Intellectual Property.

(b) Except as would not reasonably be expected to be material to the conduct of the Business, and its Use of the Seller Intellectual Property, does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, including any interferences, oppositions, cancellations or other contested proceedings, so as to prevent or interfere with the Buyers’ ability to conduct the Business as it is contemplated to be conducted by the Sellers on the date hereof. The Sellers have received no notice or claim, and there is no Action pending or, to the Knowledge of the Sellers, threatened, alleging any such infringement, conflict, misappropriation or violation or challenging the Sellers’ or any of their Affiliates’ rights in or to any Seller Intellectual Property. To the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating any Registered Intellectual Property.

(c) To the Knowledge of the Sellers, all software material to the Business that is purported to be owned by the Sellers (i) performs in material conformance with any documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

(d) The Sellers and their Affiliates have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a complete and correct copy of which has been provided to the Buyers prior to the date hereof. The Sellers and each of their Affiliates are in material compliance with all applicable laws regarding the collection, use and protection of Personal Data and with the Sellers’ and their Subsidiaries’ Privacy Policy. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not violate the Privacy Policy as it currently exists or any variation thereof that remains currently applicable. Upon Closing, the Buyers and/or their applicable Subsidiaries will continue to have the right to use such Personal Data on identical terms and conditions as the Sellers or their Affiliates enjoyed immediately prior to the Closing. No Action is pending or, to the Sellers’ Knowledge, threatened against the Sellers or any of their Affiliates relating to the collection or use of Personal Data.

(e) Each present or past employee or officer who has had access to proprietary information with respect to the Sellers, or who has invented, created or developed any Intellectual Property has executed a valid and enforceable contract with the Sellers that (i) conveys to the Sellers any and all right, title and interest in and to all Intellectual Property, innovations or improvements developed by such Person in connection with such Person’s employment and (ii) obligates such Person to keep any confidential information, including trade secrets, of the Sellers confidential both during and after the term of employment. Each present or past consultant or independent contractor who has had access to proprietary information with respect to the Sellers, or who has invented, created or developed any Intellectual Property has executed a valid and enforceable contract with the Sellers that obligates such Person to keep any confidential information of the Sellers confidential both during and after the term of engagement.

2.11 Material Contracts. Schedule 2.11 hereto sets forth a list of all of the following contracts, understandings and agreements, including memoranda of understanding (written or oral) and side-letters, to which the Sellers are a party or by which the Purchased Assets are bound or subject:

(a) Contracts, with respect to which the Sellers have a stated liability or obligation of more than $500,000 during the term of such contract other than contracts entered into in the ordinary course of the Business consistent with past practice;

(b) contracts which place any limitation on the method of conducting or scope of the Business, including agreements containing covenants not to compete or other covenants restricting the development, manufacture, marketing or distribution of products or services of the Business;

(c) contracts with Material Customers;

(d) contracts with Material Suppliers;

(e) agency contracts for any third party manufacturer;

(f) contracts that relate to the employment of any Business Employees, or any change of control, severance, retention or similar compensation obligations to any of the same or any compensation obligations to any Business Employees or independent contractors of the Business;

(g) contracts or collective bargaining agreements with any labor union or association relating to any Business Employee;

(h) partnership, joint venture or similar agreements involving the Business or the Purchased Assets;

(i) contracts regarding acquisitions or dispositions of all or a material portion of the assets of the Business other than in the ordinary course of the Business;

(j) manufacturing agreements, supply agreements and distributor agreements involving the Business other than purchase orders entered into in the ordinary course of the Business on standard or customary terms;

(k) contracts with the Material Sales Representatives;

(l) sponsorship and endorsement agreements material to the Business;

(m) contracts material to the Business and related to joint research, design or development;

(n) management service, consulting, financial advisory or any other similar type contract in effect on the date hereof involving the Business;

(o) contracts entered into since January 1, 2009 involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute with a value of greater than $50,000 involving the Business;

(p) contracts involving the Business containing any preferential pricing agreements, including most favored nation provisions;

(q) contracts pursuant to which the Sellers grant to a third party a license to use any Intellectual Property primarily related and material to the Business;

(r) contracts for the use of licensed Intellectual Property (other than licenses for “off-the-shelf” software or other software that are widely available and licensed under generally standard terms and conditions), that is used in and material to the Business; and

(s) the Conveyed Leases.

All of the foregoing are herein called “Material Contracts.” The Sellers have made available to the Buyers complete and correct copies of all Material Contracts and all amendments, side letters and modifications thereto. Except as set forth on Schedule 2.11(t), each Material Contract is valid, binding and in full force and effect. The Sellers, and, to the Knowledge of the Sellers, each other party thereto, has performed all material obligations required to be performed by them thereunder. The Sellers are not in default under any Material Contract. To the Knowledge of the Sellers, no third party is in default under any Material Contract to which it is a party. Except as set forth on Schedule 2.11(u), the transactions contemplated by this Agreement will not afford any other party the right to terminate any such Material Contract. Except as set forth on Schedule 2.11(v), none of the Material Contracts contains (i) a provision preventing or prohibiting the transfer or assignment of such Material Contracts to a third party, including the Buyers or (ii) any “change of control” provisions triggered by the consummation of the transactions contemplated by this Agreement.

2.12 Litigation. Except as disclosed on Schedule 2.12, there is no action, arbitration, litigation, proceeding or governmental investigation pending or, to the Knowledge of the Sellers, threatened against (i) the Sellers to the extent it relates to the Business, (ii) the Business or (iii) the Purchased Assets. None of the Sellers (with respect only to matters to the extent it relates to the Business or the Purchased Assets), the Business or the Purchased Assets are subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

2.13 No-Conflict; Required Consents and Approvals. Except as set forth on Schedule 2.13 and except for applicable filings under the HSR Act, the Sellers’ execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby will not result in any violation of, be in conflict with or constitute a default under or permit the termination of the organizational documents of the Sellers, any Material Contract or any material law, statute, regulation, rule, ordinance, judgment, decree or order applicable to the Sellers or the Business. Except as set forth on Schedule 2.13 and except for applicable filings and approvals under the HSR Act, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any other Person is required on the part of the Sellers for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Sellers.

2.14 Licenses and Permits. The Sellers have obtained all material licenses, registrations, franchises, qualifications, provider numbers, permits, approvals and authorizations issued by any Governmental Authority necessary for the operation of the Business as the same is currently conducted (the “Business Permits”), which are set forth on Schedule 2.14.

2.15 Compliance with Laws.

(a) With respect to the Business, the Sellers are in compliance in all material respects with all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders and governmental rules and regulations applicable to them and the Sellers have not received any written notice that any failure to comply with any such statutes, laws, ordinances, judgments, decrees, rules or regulations is being alleged.

(b) Except as set forth on Schedule 2.15, with respect to the Business, the Sellers have not violated any judgment, decree, order or governmental rule or regulation applicable to it in the previous five (5) years and the Sellers are not aware of any such violation where the applicable statute of limitations has not lapsed.

2.16 Employees and Compensation.

(a) The information contained in Schedule 2.16(a) in respect of the Business Employees is accurate in all material respects as of the date hereof, and sets forth with respect to each Business Employee: (i) name or identification, (ii) service date, (iii) position, (iv) annual base salary and annual target incentive, or pay rate, (v) work location, (vi) visa type, if any, (vii) vacation accrual rate, (viii) status as full-time or part-time and (ix) status as an active or Inactive Employee and the expected date of return to work, if known.

(b) Except as set forth on Schedule 2.16(b), the Sellers are not, nor at any time has been, a party to any collective bargaining agreement or other labor union agreements applicable to Business Employees, nor, to the Knowledge of the Sellers, is there, nor in the past 12 months has there been, (i) any Business Employees represented by works council or a labor organization, (ii) activity of any labor union to organize any Business Employees, or (iii) any petition filed or proceeding instituted by a union, works council, collective bargaining agent, employee, or group of employees with any Governmental Authority seeking recognition of a collective bargaining agent with respect to any Business Employees, or any voluntary recognition given by the Sellers or any of their Affiliates with respect to Business Employees. No work stoppage, slowdown or labor strike against the Sellers or any of their Affiliates with respect to the Business Employees is pending or, to the Knowledge of the Sellers, threatened, nor in the past 12 months has there been any such activity.

(c) Except as set forth on Schedule 2.16(c), with respect to the Business Employees, the Sellers (i) do not have any material direct or indirect liability, whether actual or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended); (ii) have a properly completed Form I-9 is on file with respect to each Business

Employee; (iii) are in material compliance with all applicable federal, state and local laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions or employment and wages and hours, in each case, with respect to Business Employees, and (iv) have not received any written remedial order or notice of offense under applicable occupational health and safety law.

(d) To the Sellers’ Knowledge, the Sellers have not received written notice that any Business Employee is, in any material respect, in violation of any term of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, or restrictive covenant, or any similar employment arrangement relating (i) to the right of any such Business Employee to be employed by the Sellers or (ii) to the knowledge or use of trade secrets or proprietary information with respect to any such Business Employee’s employment with the Sellers.

2.17 Benefit Plans.

(a) Schedule 2.17 hereto sets forth a true and complete list of all material employee benefit plans or arrangements that are pension, profit-sharing, savings, retirement, supplemental retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability death benefit, group insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, education assistance or fringe benefit plan, whether written or oral, including any plans described in Section 3(3) of ERISA, or other employee benefits plan, whether or not subject to ERISA, under which current or former Business Employees have any present or future rights to benefits, or with respect to which the Sellers or any of their ERISA Affiliates have any obligation to contribute or any current or future liability with respect to any Business Employee (the “Benefit Plans”). The Sellers have no obligation or contractual commitment to create any additional employee benefit or compensation plans, policies or arrangements that would cover the Business Employees or, except as may be required by applicable law, to modify any Benefit Plan in a manner that could increase the benefits provided to any Business Employees thereunder.

(b) The Sellers have made available to the Buyers copies (or descriptions, if not in writing) of each Benefit Plan and, to the extent applicable with respect thereto, copies of related trusts, funding agreements or insurance policies, amendments, the most recent annual report (Form 5500), determination or opinion letter issued by the IRS, the most recent summary plan description, summary of material modifications, audited financial statements, and the most recent actuarial valuation report (if applicable).

(c) With respect to each Benefit Plan: (i) such plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws; (ii) no breach of fiduciary duty has occurred with respect to which the Sellers or any Benefit Plan would be liable in any respect; (iii) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Sellers or any Benefit Plan would be liable in any material respect; and (iv) each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to that effect, and to the Knowledge of the Sellers, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability.

(d) Except as set forth on Schedule 2.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due to any Offered Employee; (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits with respect to any Offered Employee; or (iv) cause the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code with respect to any Offered Employee.

(e) Except as set forth on Schedule 2.17, no Benefit Plan is a “multiemployer” plan within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) or subject to Title IV of ERISA. The Sellers have not (i) terminated or filed any notice of intent to terminate, any Title IV Plan, (ii) incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA, or (iii) incurred a complete or partial withdrawal from a Multiemployer Plan, within the last six (6) years. Except as set forth on Schedule 2.17, neither the Sellers nor any of their ERISA Affiliates have incurred any liability to or on account of any Benefit Plan pursuant to Title IV of ERISA, during the last six (6) years, which has not been fully paid. To the Knowledge of the Sellers, there is no ERISA Affiliate Liability.

(f) Except as set forth on Schedule 2.17, the Sellers have no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any current Business Employee, or for any other person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(g) There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”)) with respect to the Sellers within the past six (6) months. The Sellers have not incurred any liability or obligation under WARN, or any similar foreign, state or local law that remains unsatisfied within the past three (3) years.

(h) Except as set forth on Schedule 2.17, there are no pending, or to the Sellers’ Knowledge, threatened claims by or on behalf of any Benefit Plan, or by any employee or beneficiary covered under any such Benefit Plan with respect to any such Benefit Plan (other than routine claims for benefits).

2.18 Insurance. The Business and/or its employees are insured under the insurance policies listed on Schedule 2.18, all of which are valid and in full force (the “Insurance Policies”). The Insurance Policies and all premiums due and payable thereon have been paid in full and, during the last three (3) years, there has been no lapse in coverage. To the Knowledge of the Sellers, the Sellers are otherwise in compliance in all respects with the terms and provisions of the Insurance Policies except where the failure to comply would have an immaterial effect, individually or in the aggregate, on the enforceability of the Insurance Policies. Except as disclosed on Schedule 2.18, as of the date hereof, there are no pending claims under any Insurance Policy as to which the respective insurers have denied coverage.

2.19 Brokers. Except for Morgan Stanley, the Sellers have not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Sellers are under no obligation to pay any broker’s fee, finder’s fee or commission in connection with the transactions contemplated by this Agreement as a result of any agreement of the Sellers. All amounts set forth on Schedule 2.19 shall be paid by Sellers in accordance with Section 8.11.

2.20 Environmental Laws. Except as set forth on Schedule 2.20:

(a) All of the Business’ operations are in compliance with all Environmental Laws in all material respects.

(b) The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by the Business complies in all material respects with applicable Environmental Laws.

(c) The Sellers have obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the current operations of the Sellers are in material compliance with the terms and conditions of any required permits, licenses and authorizations.

(d) There are no pending or, to the Knowledge of the Sellers, threatened Environmental Claims against the Business or the Purchased Assets.

(e) To the Knowledge of the Sellers, there are and have been no above ground or underground storage tanks, pits, lagoons, landfills, waste disposal areas or dumpsites located on any of the Conveyed Leases Premises during the Sellers’ occupancy or use thereof.

(f) To the Knowledge of the Sellers, there are no events, conditions or circumstances reasonably likely to result in a material liability to the Business under or pursuant to Environmental Laws.

(g) To the Knowledge of the Sellers, no Release of Hazardous Substances has occurred on, in, under or about any of the Conveyed Leases Premises for which there is any obligation under or pursuant to any Environmental Law to make any notification or perform any investigation or remedial action.

(h) The Sellers have made available to the Buyers all material environmental audits, studies and reports, including any Phase 1 or Phase 2 reports that are in the possession of the Sellers relating to the Business or the Conveyed Leases Premises.

2.21 Affiliate Transactions; Interests in Clients, Suppliers, Etc. Except for employment relationships and the payment of compensation and benefits in the ordinary course of the Business or as disclosed on Schedule 2.21, the Business is not subject to any agreement with, or involving the making of any payment, benefit or transfer of assets to (i) a Seller Guarantor or any Affiliate thereof (other than the Sellers), (ii) any stockholder, officer, director or member of the Sellers or the Sellers’ Guarantors, or (iii) any of their respective Affiliates (other than the Sellers). None of the Persons described in clauses (i) through (iii) above has, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a material supplier, customer, lessor, lessee, or competitor of the Sellers. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.21.

2.22 Material Suppliers and Customers.

(a) Schedule 2.22(a) sets forth the names of the ten (10) largest suppliers of the Business measured by Dollar value for the twelve (12) fiscal months ended December 28, 2013 (the “Material Suppliers”). None of the Material Suppliers has notified (including orally, by email, text messaging or otherwise) the Sellers that it is (i) canceling or terminating (or notified the Sellers of its intention to cancel or terminate) its relationship with the Business, or (ii) materially modifying (or notified the Sellers of its intention to materially modify) its relationship with the Business.

(b) Schedule 2.22(b) sets forth the names of the Material Suppliers with whom the Sellers or their Affiliates have had a dispute (whether written or oral) with a value in excess of $100,000 at any time during the last three (3) years prior to the date hereof.

(c) Schedule 2.22(c) sets forth the names of the fifteen (15) largest customers of the Business measured by Dollar value for the twelve fiscal months ended December 28, 2013 (the “Material Customers”). None of the Material Customers has notified (including orally, by email, text messaging or otherwise) the Sellers that it is (i) canceling or terminating (or notified the Sellers of its intention to cancel or terminate) its relationship with the Business or (ii) materially modifying (or notified the Sellers of its intention to materially modify) its relationship with the Business.

2.23 Sales Representatives. Schedule 2.23 sets forth the names of all of the sales representatives of the Business (including employees and independent contractors) measured by (a) total commissions received and (b) total revenues generated during the twelve (12) fiscal months ended December 28, 2013. Except as set forth on Schedule 2.23, (i) as of the date of this Agreement, none of the sales representatives listed on Schedule 2.23 with total commissions over $25,000 per annum (the “Material Sales Representatives”) has notified the Sellers (including orally, by email, text messaging or otherwise) that such sales representative is terminating his or her employment with the Sellers and (ii) the Sellers do not have any unresolved or outstanding disputes (whether written or oral) with any of the sales representatives listed on Schedule 2.23 with a value in excess of $10,000.

2.24 Product Liability. Except as set forth on Schedule 2.24, during the past three (3) years from the date hereof, there have been no product liability claims, suits, actions, or proceedings involving the Business or relating to products or services designed, assembled, manufactured, shipped, sold, delivered or distributed by or on behalf of the Business, nor, to the Knowledge of the Sellers, has any such claim, suit, action or proceeding been threatened.

2.25 Product Warranty. Except as set forth on Schedule 2.25, The products designed, assembled, manufactured, shipped, sold, delivered or distributed by (or on behalf of) the Sellers that relate to the Business have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties (to the extent given in respect thereof). Except as reserved for on the Sellers’ books and records, there are no existing, or to the Knowledge of the Sellers, threatened, liabilities or similar claims against the Sellers for replacement or repair of any products designed, assembled, manufactured, shipped, sold, delivered or distributed by (or on behalf of) the Sellers.

2.26 Accounts Receivable. The Accounts Receivable reflected in the Sellers’ books and records have been incurred in the ordinary course of the Business on an arm’s length basis. All of the outstanding accounts receivable deemed uncollectible have been reserved against in the Sellers’ books and records in accordance with GAAP and in the same manner or fashion as has been past practice.

2.27 Inventory. Except as set forth on Schedule 2.27, all of the Conveyed Inventory consists of a quality and quantity usable in the Business consistent with past practices. All of the Conveyed Inventory is reflected on the Sellers’ books and records at the lower of cost or fair market value in the same manner or fashion as has been past practice. No sales to customers of the Sellers that relate to the Business are done on a consignment basis.

2.28 Product Recalls. Schedule 2.28(a) identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any products of the Sellers related to the Business within the past five (5) years. No product designed, assembled, manufactured, shipped, sold, delivered or distributed by (or on behalf of) the Sellers with respect to the Business is currently subject to a recall required by any Governmental Authority and the Sellers have no plans to initiate a voluntary product recall. Except as set forth in Schedule 2.28(b), the products designed, assembled, manufactured, shipped, sold, delivered or distributed by (or on behalf of) the Sellers conform in all material respects with all applicable laws currently in effect, and with the applicable requirements of nationally recognized industry standard organizations.

2.29 Questionable Payments. Since January 1, 2010, neither the Sellers nor, to the Knowledge of the Sellers, any of the Sellers’ current or former Affiliates, members, directors, officers, agents, employees, members or other persons associated with or acting on behalf of any Seller, has on behalf of any Seller, or in connection with the Business (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds; (iii) established or maintained any unlawful or unrecorded fund or corporate monies or other assets; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

2.30 No Other Representations and Warranties. Except for the representations and warranties of the Buyers contained in this Agreement, any certificate delivered pursuant to this Agreement or in any of the other Transaction Documents, the Sellers acknowledge that none of the Buyers nor any Person acting on behalf of the Buyers makes or has made any other express or implied representation or warranty with respect to the Buyers.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer hereby represents and warrants to the Sellers as follows.

3.1 Organization, Power and Standing. Each Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to own its properties and to carry on its business as presently conducted.

3.2 Power and Authority; No-Conflict. Each Buyer has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of such Buyer required hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any organizational document, law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which such Buyer is a party or by which such Buyer or its assets are bound.

3.3 Consents and Approvals. Except as set forth on Schedule 3.3 and for any applicable filings under the HSR Act, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of such Buyer for the execution, delivery and performance of this Agreement by such Buyer and the consummation by such Buyer of any of the transactions contemplated by this Agreement and the Transaction Documents to be executed by such Buyer.

3.4 Validity and Enforceability. This Agreement constitutes, and the other Transaction Documents will constitute when executed and delivered, the valid and legally binding obligations of each Buyer, enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

3.5 Brokers. No Buyer has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and no Buyer is under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

3.6 Financial Ability. Each Buyer has entered into the commitment letter (the “Debt Commitment Letter”), dated as of the date hereof, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Royal Bank of Canada, RBC Capital Markets and Morgan Stanley Senior Funding, Inc. (collectively, the “Lenders”), of which a true, correct and complete copy, duly executed by the Buyers and, to the Buyers’ knowledge, by the other parties thereto, has been delivered to the Sellers, reflecting such lender’s commitment to provide to the Buyers at Closing the amounts set forth therein in immediately available funds (the “Debt Financing”), subject to the terms and conditions set forth therein and in the Fee Letter (as defined below). Assuming the funding of the Debt Financing in accordance with the terms of the Debt Commitment Letter and the Fee Letter, together with any funds to be supplied by the Buyers or their Affiliates, the Buyers will have sufficient funds to consummate the transaction contemplated under this Agreement and to pay any other amounts required to be paid by the Buyers and their Affiliates in connection with the consummation of the transactions contemplated under this Agreement, including all related fees and expenses to be paid by the Buyers and their Affiliates. The Buyers have also delivered to Sellers a true, correct and complete (other than the redaction referenced herein) copy of any fee letter, duly executed by the Buyers and, to the Buyers’ knowledge, by the other parties thereto, including with respect to fees, market flex and related arrangements in connection with the Debt Commitment Letter (it being understood that any such fee letter provided to the Sellers shall be redacted to omit the fees and economic terms as customary provided therein or any other provision thereof as may be required by the Lenders) (any such fee letter, a “Fee Letter”). Each of the Debt Commitment Letter and Fee Letter is in full force and effect as of the date hereof, and as of the date hereof the commitments contained therein have not been withdrawn, rescinded, terminated or otherwise amended or modified in any respect (and, as of the date hereof no such withdrawal, rescission, termination, amendment or modification is contemplated by any of the Buyers or, to the knowledge of the Buyers, the other parties thereto, except as set forth in the Fee Letter relating to the “flex provisions”). Each of the Debt Commitment Letter and Fee Letter is a legal, valid and binding obligation of each Buyer and, to the knowledge of each Buyer, the other parties thereto, in each case, except as may be limited by applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and general equitable principles. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 2, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Buyer under any term or condition of the Debt Commitment Letter or Fee Letter. There are no conditions precedent related to the funding of the Debt Financing other than as set forth in the Debt Commitment Letter (including pursuant to any “flex” provisions included in the Fee Letter). As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 2, there is no fact or occurrence existing on the date hereof that would reasonably be expected to (A) result in any of the conditions in the Debt Commitment Letter not being satisfied or (B) otherwise result in the Debt Financing not being available to the Buyers on the Closing Date. All commitment and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid.

3.7 Litigation. There is no action, arbitration, litigation, proceeding or governmental investigation pending or, to the knowledge of any Buyer, threatened against such Buyer, that questions or challenges the validity of this Agreement or the ability of such Buyer to consummate the transactions contemplated by this Agreement.

3.8 No Other Representations and Warranties. Except for the representations and warranties of the Sellers and the Sellers’ Guarantors contained in this Agreement, any certificate delivered pursuant to this Agreement or in any of the other Transaction Documents, each Buyer acknowledges that neither the Sellers, the Sellers’ Guarantors nor any Person acting on behalf of the Sellers or Sellers’ Guarantors makes or has made any other express or implied representation or warranty (including as to merchantability or fitness for any particular purpose) with respect to the Transfer, the Business, the Purchased Assets or the other transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS

4.1 Access to Information; Confidentiality.

(a) The Sellers shall permit the Buyers and their counsel, accountants and other representatives (including potential debt financing sources) access, upon reasonable notice, during normal business hours and consistent with applicable legal requirements throughout the period prior to the Closing, to the properties, books, records and employees of the Business.

(b) The Sellers and the Sellers’ Guarantors acknowledge that they are in possession of confidential information concerning the Business (the “Confidential Information”). The Sellers and the Sellers’ Guarantors agree that if the transactions contemplated by this Agreement are consummated, from and after the Closing, they shall, and they shall cause their respective Affiliates, directors, officers, general partners, members, stockholders and advisors (“Representatives”) to, keep all such Confidential Information strictly confidential and use such Confidential Information only for the purpose of fulfilling their obligations hereunder. The Sellers and the Sellers’ Guarantors acknowledge and agree that the Confidential Information is proprietary and confidential in nature and may be disclosed to their respective Representatives only to the extent necessary for the Sellers, the Sellers’ Guarantors and the respective Representatives to fulfill their respective obligations hereunder; provided, that the Sellers and the Sellers’ Guarantors shall be responsible for any breach of those confidentiality provisions by the Representatives of the Sellers or such Sellers’ Guarantors, as applicable, following the Closing. If, following the Closing, the Sellers, the Sellers’ Guarantors or any of their respective Representatives are legally required to disclose (after the Sellers and the Sellers’ Guarantors have used commercially reasonable efforts to avoid such disclosure and, to the extent legally permitted, after promptly advising and consulting with the Buyers about their intention to make, and the proposed contents of such, disclosure) any of the Confidential Information (whether by oral question, deposition, interrogatory, request for documents or information, subpoena, civil investigative demand, in the opinion of legal counsel or similar process), the Sellers and the Sellers’ Guarantors shall, or shall cause their respective Representatives, to provide the Buyers with prompt written notice of such request so that the Buyers may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, the Sellers, the Sellers’ Guarantors or their Representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose, and the Sellers and the Sellers’ Guarantors shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

4.2 Conduct of Business. Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless the Buyers shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Required Actions. The Sellers shall:

(i) maintain their corporate existence;

(ii) conduct the Business only in the ordinary course;

(iii) use all commercially reasonable efforts to (A) operate in such a manner as to assure that the representations and warranties of the Sellers set forth in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and (B) preserve and maintain good relationships with customers, suppliers, distributors, employees, Governmental Authorities, business associates and others having material relationships with the Business; and

(iv) promptly notify Buyers of any federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Sellers in respect of any Tax matter, including Tax liabilities and refund claims that relate to the Business (or the Purchased Assets), and not settle or compromise any such Tax matter or Action without the Buyers’ consent if any such settlement or compromise results in a Tax Lien on the Purchased Assets.

(b) Prohibited Actions. The Sellers shall not do any of the following:

(i) effect any change to their organizational documents;

(ii) acquire or dispose of any material Purchased Assets or any Intellectual Property, except in the ordinary course of the Business;

(iii) subject any Purchased Assets to any Lien, other than Permitted Liens;

(iv) modify, amend, cancel or terminate any Material Contract;

(v) make any change in their accounting practices, methods or policies or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be necessary to conform to changes in regulatory accounting requirements or GAAP;

(vi) make any commitment for post-Closing capital expenditures with respect to the Business in excess of $100,000 individually or $250,000 in the aggregate;

(vii) write-off as uncollectible any material accounts receivable, except write-offs in the ordinary course of the Business consistent with past practice charged to applicable reserves;

(viii) cancel or waive any material rights, or pay, discharge or settle any claim, of material value involving the Business;

(ix) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Business (other than in the ordinary course of the Business);

(x) enter into any agreement that would be required to be disclosed on Schedule 2.11 (Material Contracts);

(xi) make any change to their customer pricing, rebates or discounts in respect of the Business, other than in the ordinary course of the Business consistent with past practice;

(xii) make any material changes to the technology infrastructure of the Business (other than normal repairs and other than in the ordinary course of the Business);

(xiii) consolidate any of the existing facilities of the Business;

(xiv) adopt or amend any Benefit Plan or increase the cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits paid or payable to the Acquired Employees, other than increases or modifications required by applicable law, contracts or Benefit Plans in effect as of the date hereof and listed in the Sellers’ Disclosure Schedules;

(xv) grant or increase any severance, retention, change-of-control or similar payments to any Acquired Employee, other than as may be required by applicable law or pursuant to a contract in effect as of the date hereof and listed in the Sellers’ Disclosure Schedules;

(xvi) take any action to cause any employee of any Seller or any of their Affiliates holding a title of “manager” or higher who would otherwise be a Business Employee as of the Closing not to be a Business Employee (other than termination for cause, provided the Sellers use reasonable efforts to provide notice to the Buyers prior to such employment termination);

(xvii) intentionally take any action to hire, induce, solicit or encourage any Offered Employee holding a title of “manager” or higher to not accept, or leave, employment with the Buyers and their Affiliates; or

(xviii) commit to do any of the foregoing.

(c) The Sellers and the Sellers’ Guarantors shall not, directly or indirectly, sell, assign, transfer, pledge, encumber, hypothecate, disperse or convey any equity interests in the Sellers.

4.3 Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, neither the Sellers nor the Sellers’ Guarantors (i) will (other than with respect to the transactions contemplated by this Agreement), directly or indirectly, solicit any offers from any Person (other than the Buyers) for the acquisition of the equity interests in the Sellers, the Business or the sale of all or a significant portion of the Purchased Assets, or negotiate, discuss, entertain or approve any offer or indication of interest with respect to any such acquisition or sale or undertake any transactions similar to the foregoing transactions (whether by merger, recapitalization or otherwise) and (ii) will, and will cause their respective Representatives to (x) keep all confidential information concerning the Buyers strictly confidential and (y) not disclose such confidential information to any third party (other than the Buyers) in connection with any of the foregoing transactions. For avoidance of doubt, nothing herein shall restrict any solicitation, discussion, negotiation or sale of assets or similar transaction by the Sellers or any Seller Guarantor or any representative thereof of any Excluded Business.

4.4 Consents and Approvals. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Parties shall cooperate and use all commercially reasonable efforts to obtain all governmental and regulatory approvals by the Closing Date. The Sellers shall use their commercially reasonable efforts to obtain, at its expense, all waivers, consents or approvals from third parties, and to give all such notices to third parties, in each case as are listed on Schedule 2.13.

4.5 HSR Act and Competition Act Filings.

(a) Within ten (10) Business Days following the date of execution of this Agreement the Parties shall promptly make or cause to be made any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder (the “HSR Act”), and will request early termination of the waiting period required under the HSR Act. The Parties shall cooperate and consult with each other in connection with the making of HSR filings and, if applicable, any filings made in connection with the Competition Act, and shall provide to the other Parties copies of its HSR filings, of any filings made in connection with the Competition Act (if applicable) and such other non-privileged data or information that is necessary for each other Party to submit such filings. To the extent permitted by law, no Party shall engage in any meetings or oral or written substantive communications with any Governmental Authority with respect to the HSR filings or the Competition Act without giving the other Parties advance notice and an opportunity to participate in such meetings or communications. The Parties acknowledge and agree that notwithstanding any filings that may be made in relation to the Competition Act, the Closing shall not be conditioned on (i) the issuance to Buyers of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that she or he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92; of the Competition Act with respect to the transactions contemplated by this Agreement (ii) the Buyers’ receipt of a letter from the Commissioner of Competition indicating that she or he does not intend to make an application under Section 92 in respect of the transactions contemplated by this Agreement; or (iii) any other certificate, letter, filing, ruling, notice, acknowledgement or approval made or issued in connection with the Competition Act.

(b) The Sellers, on the one hand, and the Buyers, on the other hand, shall promptly inform each other Party of any notice or other communication from the Federal Trade commission, the Department of Justice, the Canadian Competition Bureau or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or any of its Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(c) Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Buyers or their Affiliates, in connection with the receipt of any regulatory approval, to proffer, negotiate or agree to (i) sell or hold separate and agree to sell, divest, license or to discontinue or limit, before or after the Closing Date, any assets, businesses or interest in any assets or businesses (including any of the Purchased Assets), or any of their Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Buyers or their Affiliates, as the case may be, that limits the freedom of the Buyers or their Affiliates with respect to any of its assets or businesses) or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses.

4.6 Reasonable Efforts. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Sellers, the Sellers’ Guarantors and the Buyers agree to act in good faith and use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby. For the avoidance of doubt, the parties shall not be obligated to litigate or contest any administrative proceeding or court action that may be instigated by any Governmental Authority or other Person seeking to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement nor shall the parties or their Affiliates be required to enter into any consent decree or other agreement to avoid the commencement of such litigation.

4.7 Buyer Financing.

(a) Subject to Section 1.7 hereto, Buyers shall use their reasonable best efforts to arrange and to consummate the Debt Financing as soon as reasonably practicable after the date of this Agreement on the terms described in the Debt Commitment Letter and Fee Letter, which shall include using their reasonable best efforts (i) to maintain in full force and effect the Debt Commitment Letter and Fee Letter in accordance with the terms and subject to the conditions thereof, (ii) to negotiate and execute all definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter and Fee Letter (the “Financing Agreements”), (iii) to satisfy on a timely basis all conditions that are within its control to the Debt Commitment Letter, Fee Letter and the Financing Agreements that are applicable to the Buyers, (iv) to comply with its material obligations under the Debt Commitment Letter, the Fee Letter and any related documents, (v) to enforce their rights under the Debt Commitment Letter, Fee Letter and Financing Agreements; provided, that in no event shall Buyers be required to pursue or threaten any litigation against the Debt Financing Sources and (vi) to consummate the Debt Financing at the Closing if such Debt Financing is available in accordance with the terms of the Debt Commitment Letter and Fee Letter; provided, however, that if funds in the amounts and on the terms set forth in the Debt Commitment Letter and Fee Letter become unavailable to the Buyers on the terms and conditions set forth therein, the Buyers shall use their reasonable best efforts to obtain as promptly as practicable, alternative debt financing on terms no less favorable in the aggregate (taking into account any “flex” provisions in the Fee Letter) to Buyer (the “Alternative Financing”) in an amount sufficient, when added to the portion of the Debt Financing that is still available and funds to be supplied by the Buyers (or their Affiliates), to consummate the transactions contemplated under this Agreement and to pay any other amounts required to be paid by the Buyers and their Affiliates in connection with the consummation of the transactions contemplated under this Agreement, including all related fees and expenses to be paid by the Buyers and their Affiliates and to provide the Sellers with a copy of a new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If the Buyers proceed with Alternative Financing, they shall be subject to the same obligations as set forth in this Section 4.7(a) with respect to the Debt Financing and the representations and warranties of the Buyers set forth in Section 3.6 shall be true and correct in all material respects on and as of the date of the obtaining of the Alternative Financing with the same effect as though made on and as of such date. If applicable, except as otherwise expressly stated, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing,” any reference to “Debt Commitment Letter” or “Fee Letter” shall include the “Alternative Financing Commitment Letter,” and any fee letter in connection therewith, respectively, and any reference to “Financing Agreements” shall include any definitive agreements with respect to such Alternative Financing.

(b) Prior to the Closing, the Buyers shall notify the Sellers as promptly as reasonably practicable (and in any event within two Business Days) upon obtaining knowledge (i) of any breach by any party to the Debt Commitment Letter, the Fee Letter and/or the Financing Agreements, (ii) of any termination of the Debt Commitment Letter, Fee Letter and/or the Financing Agreements, (iii) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter or Fee Letter that could reasonably be expected to materially impair, delay or prevent the transactions contemplated by this Agreement (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the Financing Agreements) and (iv) if at any time for any reason the Buyers believe in good faith that they will not be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter. As soon as reasonably practicable, the Buyers shall provide any information reasonably requested by the Sellers regarding the status of the Debt Financing relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. The Buyers shall not permit any amendment, modification or supplement to be made to, or any waiver of, any provision or remedy under the Debt Commitment Letter, Fee Letter and/or the Financing Agreements, if applicable, that expands on the conditions precedent to the funding on the Closing Date as set forth in such agreements or that could otherwise reasonably be expected to materially impair, delay or prevent the transactions contemplated by this Agreement, in each case without the Sellers’ prior written consent (it being understood and agreed that, in any event, the Buyers may amend the Debt Commitment Letter, Fee Letter and/or the Financing Agreements to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement).

(c) Prior to the Closing, the Sellers and the Sellers’ Guarantors shall provide, and shall use their reasonable best efforts to cause their respective officers, employees, consultants, agents, advisors, affiliates and other representatives, including legal and accounting, to provide, such cooperation and assistance (including with respect to timeliness) in connection with the arrangement of financings to be obtained by the Buyers in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Sellers or the Sellers’ Guarantors), as may be reasonably requested by the Buyers, including, (i) providing to the Buyers from time to time reasonably requested information (including financial and operating data and other information) regarding the Purchased Assets, the Business and its industry that is reasonably available to the Sellers and Sellers’ Guarantors and using reasonable best efforts to assist with identification of any portion of such information that constitutes material non-public information and to supplement or update such information to the extent the Sellers or the Sellers’ Guarantors become aware of any new material information (whether positive or negative) related to the Purchased Assets or the Business that would cause the representation and warranty made by the Buyers in Section 3 of the Debt Commitment Letter to no longer be satisfied, (ii) participating in meetings, presentations, road shows, due diligence sessions with prospective lenders and sessions with rating agencies, (iii) assisting with the preparation of customary materials for rating agency presentations, offering documents, business projections and similar marketing documents required in connection with any such financings (including, as required by applicable stock exchange rules or securities laws), (iv) providing the Seller Required Information, (v) assisting with the preparation of any pledge and security documents and schedules, other definitive financing documents, or other certificates or documents as may be reasonably requested by the Buyers and otherwise facilitating the pledging of collateral (which pledge and security documents will not become effective until Closing), each as may be necessary or customary in connection with the Debt Financing, (vi) taking all reasonable actions necessary to, and permitting prospective financing sources to (including providing reasonable access to Buyers and prospective financing sources to all properties, books and records of the Business for such purposes and using reasonable best efforts to permit and/or facilitate environmental and other inspections), evaluate the Business and the Purchased Assets for the purposes of establishing collateral arrangements, including obtaining and providing appraisals and surveys, assisting with other collateral audits and due diligence examinations and, (vii) arranging for customary lien terminations and instruments of discharge to be delivered at Closing providing for the discharge and termination on the Closing Date of all Liens necessary to transfer the Purchased Assets free and clear of any Liens (other than Permitted Liens); provided, in each case in clauses (i) through (vii), that (A) nothing in this Section 4.7(c) shall require cooperation to the extent that it would reasonably be expected to conflict with or violate the Sellers’ or the Sellers’ Guarantors’ organization documents or any law, (B) the Sellers’ and Sellers’ Guarantors’ board of directors and the directors, managers and general partners of the Sellers’ Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained,

(C) none of the Sellers, the Sellers’ Guarantors or any of their Subsidiaries shall be required to execute and deliver any Financing Agreements or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing and (D) the Buyers shall indemnify, defend and hold harmless the Sellers, the Sellers’ Guarantors and their respective pre-Closing directors, officers, employees and representatives from and against any liability or obligation to providers of the Debt Financing in connection with the Debt Financing and any information provided in connection therewith (other than information furnished by or on behalf of the Sellers and Sellers’ Guarantors as specifically relates to deliveries in respect of the Purchased Assets or Business). Except for the representations and warranties concerning the Sellers, the Purchased Assets and the Business set forth in Article 2 of this Agreement, the Sellers shall not have any liability to the Buyers in respect of any financial information or data or other information provided pursuant to this Section 4.7(c). If this Agreement is terminated pursuant to Section 7.1(a), 7.1(b), 7.1(c), 7.1(e) or 7.1(f) of this Agreement, the Buyers shall reimburse the Sellers and the Sellers’ Guarantors for all reasonable and documented out-of-pocket costs incurred by the Sellers and the Sellers’ Guarantors in connection with this Section 4.7(c). Notwithstanding anything in this Agreement to the contrary, (I) none of the Sellers, the Sellers’ Guarantors nor any of their Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation (other than the payment of reasonable out-of-pocket costs, subject to reimbursement by the Buyers pursuant to the immediately preceding sentence) in connection with the Debt Financing and (II) without limiting the Sellers’ and Sellers’ Guarantors’ cooperation obligations under this Section 4.7(c) with respect to any Alternative Financing Commitment Letter or Alternative Financing, if (x) the Buyers seek to obtain any Alternative Financing Commitment Letter or Alternative Financing, (y) the cooperation required to be provided pursuant to this Section 4.7(c) in connection with such Alternative Financing Commitment Letter or Alternative Financing is more onerous to the Sellers or the Sellers’ Guarantors than what is required to be provided pursuant to Section 4.7(b) with respect to the Debt Commitment Letter in effect on the date hereof and without giving effect to any Alternative Financing Commitment Letter or the Debt Financing contemplated thereunder (to the extent more onerous, the “Incremental Debt Financing Cooperation”) and (z) the Sellers or Sellers’ Guarantors fail to provide any portion of such Incremental Debt Financing Cooperation, then such failure to provide such Incremental Debt Financing Cooperation shall not be deemed to be a breach of this Section 4.7(c) for purposes of Article 7 of this Agreement. The Sellers hereby consent to the use of the logos, trademarks and service marks of the Business in connection with any offering materials prepared with respect to the financings described in this Section 4.7(c); provided that such logos, trademarks and service marks are used solely in a manner that is not intended to, and is not reasonably likely, to harm or disparage the Business or the reputation or goodwill of the Business and its respective logos, trademarks and service marks. Notwithstanding anything to the contrary set forth herein, the Sellers shall not be required to pay any commitment or other similar fee in connection with the financings contemplated by the Debt Financing or additional public equity financing.

4.8 Books and Records.

(a) For a period of five (5) years after the Closing, at the request of the Sellers or the Sellers’ Guarantors, each Buyer shall provide the Sellers or the Sellers’ Guarantors with access, during normal business hours and upon reasonable advance notice, to the personnel, records and documents related to the Business (and the right to make copies), as may be necessary in connection with any third party litigation (other than any indemnity claims by any Buyer Indemnified Parties pursuant to Article 6 of this Agreement), the preparation of financial statements, or the conduct of any audit or investigation by a Governmental Authority. In addition, the Sellers may retain a copy of all lists, documents, records, written information, computer files and other computer readable media to the extent any of the foregoing are included in the Purchased Assets but also relate to the Excluded Businesses.

(b) For a period of one (1) year after the Closing, at the request of the Buyers, the Sellers or the Sellers’ Guarantors, as applicable, shall provide the Buyers with access during normal business hours and upon reasonable advance notice, to the personnel, records and documents related to the Business (and the right to make copies), as may be necessary in connection with the preparation of any financial statements, including in connection with any public or private equity offering.

4.9 Accounts Receivable. From and after the Closing Date, (i) the Sellers agree to promptly remit to the Buyers any amounts in respect of accounts receivable that are collected or received by the Sellers or their Affiliates and constitute a Purchased Asset; (ii) the Buyers may receive and open all mail and other communications addressed to the Sellers and received by the Buyers at the properties subject to the Conveyed Leases; provided that if such mail or communication does not primarily relate to the Business, the Buyers will promptly forward the same to the Sellers; and (iii) if any asset transferred to any of the Buyers is ultimately determined to be an Excluded Asset or any Buyer or any of their Affiliates are ultimately found to be in possession of any Excluded Asset, Buyers will promptly return or transfer and convey (without further consideration) to Sellers, and Sellers will accept, such asset, and the Buyers and Sellers will promptly execute such documents or instruments of conveyance, and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to the Sellers.

4.10 Non-Competition; Non Solicitation.

(a) As a material inducement to the Buyers to enter into this Agreement, the Sellers and the Sellers’ Guarantors agree that, for a period commencing on the Closing Date and terminating two (2) years after the Closing Date, such Person will not, directly or indirectly (whether by itself, through an Affiliate, partnership or otherwise) undertake, participate, be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, a Competing Business anywhere in the world; provided, however, that (i) in the event that all or substantially all of the equity of a Seller or an Affiliate of a Seller (including the Sellers’ Guarantors), or all or substantially all of the assets of a Seller or an Affiliate of a Seller (including the Sellers’ Guarantors), is sold or otherwise transferred to an unaffiliated third party, this provision will have no further force or effect with respect (A) to such Seller or such Affiliate (in the case of the sale of all or substantially all of the equity of such Seller or such Affiliate) or (B) the acquiror of such Sellers’ or such Affiliate’s assets (in the case of the sale of all or substantially all of the assets of such Seller or such Affiliate), and (ii) this provision will have no further force or effect with respect to an acquisition by any Seller or an Affiliate of any Seller (including the Sellers’ Guarantors) of any business (whether by an acquisition of assets, equity or otherwise) that is involved in designing, developing, marketing, manufacturing, selling or distributing baseball or softball equipment, products, gear, apparel or related accessories (a “Permitted Business”), or the conduct of such Permitted Business following such acquisition; provided, that the gross sales of such Permitted Business during the twelve month period immediately preceding such acquisition did not account for more than five percent (5%) of the aggregate United States market share (on a wholesale or retail basis) of the baseball and softball equipment manufacturing industry; provided, further that such Permitted Business does not design, develop, market, manufacture, sell or distribute any lacrosse equipment, products, gear, apparel or related accessories. The Sellers and the Sellers’ Guarantors acknowledge that any breach of this Section 4.10(a) will cause irreparable harm to the Buyers and that the Buyers’ remedy at law will be inadequate. For the avoidance of doubt, this Section 4.10(a) shall not be deemed to limit or otherwise apply to (i) Fenway Partners, LLC or its investment affiliates and portfolio companies (other than Easton-Bell Sports, LLC and its Subsidiaries) or (ii) the Ontario Teachers’ Pension Plan or its investment affiliates and portfolio companies (other than Easton-Bell Sports, LLC and its Subsidiaries).

(b) The Parties agree, for a period of one (1) year from the Closing Date, not to directly or indirectly, solicit or hire for employment or employ any person holding a title of “manager” or higher who is employed by the other Party (or an Affiliate thereof) immediately following the Closing. For the avoidance of doubt, this Section 4.10(b) shall not be deemed to apply to (i) general solicitations of employment by use of advertisements in the media that are not specifically directed at employees of the Parties or any of their Affiliates from and after the Closing and the hiring as a result thereof, (ii) the solicitation or hiring of any individual that has not been employed by the Parties or any of their Affiliates any time during the six-month period preceding the solicitation or hiring or (iii) the solicitation or hiring by the Buyers’ of any of the “Taiwan-based Product Creation Employees” (as defined in the Transition Services Agreement). For the avoidance of doubt, this Section 4.10(b) shall not be deemed to limit or restrict Fenway Partners, LLC, the Ontario Teachers’ Pension Plan, Kohlberg & Co., L.L.C. or any of their respective investment affiliates and portfolio companies.

(c) The Sellers and the Sellers’ Guarantors agree, for a period of one (1) year from the Closing Date, not to directly solicit, encourage or influence (or attempt to solicit, encourage or influence), any customer of the Business (including any Person who has been a customer of the Business at any time during the 12 month period before the Closing) to alter, reduce or terminate its business relationship with the Buyers or any of their Affiliates. For the avoidance of doubt, this Section 4.10(c) shall not be deemed to limit or otherwise apply to Fenway Partners, LLC, the Ontario Teachers’ Pension Plan or any of their respective investment affiliates and portfolio companies.

(d) Accordingly, in the event of a breach or threatened breach of this Section 4.10(a), (b), or (c) by the Sellers or the Sellers’ Guarantors, the Buyers shall have the right to seek temporary or permanent injunctive relief in any court of competent jurisdiction upon such notice to the Sellers or the Sellers’ Guarantors as shall be required by applicable law, in addition to and not in substitution for any other remedy the Buyers may have.

4.11 Affiliate Transactions. Except as set forth on Schedule 4.11, on or prior to the Closing Date, all arrangements, contracts, commitments and understandings primarily related to the Business or the Purchased Assets between any Seller on the one hand, and any officer, director, employee, shareholder or Affiliate of any Seller or any officer, director, employee or shareholder of any Affiliate of any Seller, on the other hand, shall be terminated in full, without any further liabilities thereunder.

4.12 Transfer. The Sellers and the Sellers’ Guarantors shall, and shall cause each of their respective Affiliates to, transfer any assets, properties, permits, Conveyed Leases, rights and other Assumed Contract rights and interests that are primarily used in or related to the operation of the Business (other than any asset that constitutes an Excluded Asset) to the Sellers on or prior to the Closing Date. From and after the Closing, the Sellers and the Sellers’ Guarantors shall, and shall cause each of their respective Affiliates to, take all action necessary to transfer to the Buyers without consideration any assets owned by them that should have been transferred to the Sellers immediately prior to the Closing under this Section 4.12 and then to the Buyers on the Closing.

4.13 Conveyance Taxes. Any and all sales, use, value added, transfer, stamp, registration, documentary, excise, conveyance, recording charge, real property transfer or gains, or similar Taxes incurred, imposed, assessed or payable in connection with or as a result of the transactions contemplated in this Agreement shall be paid one-half by the Buyers and one-half by the Sellers, and the Sellers and the Buyers shall jointly file all required change of ownership and similar statements. At the Closing, the Sellers and the Buyers shall deliver to each other such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law.

4.14 Proration of Taxes. All real estate and personal property Taxes and all rents, utilities and other charges against, or payable by the owner of, any of the Purchased Assets relating to a time period beginning prior to, and ending after, the Closing shall be prorated (based on the most recent available tax statement, latest tax valuation and latest bills) as of the Closing. As to those prorations of Taxes and other charges which are not capable of being ascertained on or prior to the Closing Date, such prorations shall be payable by the Sellers to the Buyers as an adjustment to the Closing Purchase Price within ninety (90) days of the Closing Date.

4.15 Offer of Employment.

(a) The Sellers shall provide the Buyers, upon execution of this Agreement, with reasonable access to the Business Employees and with information requested by the Buyers with respect to compensation and benefits of the Business Employees. The Buyers shall offer employment to all of the Business Employees set forth on Schedule 2.16(a) (other than the individuals marked with an asterisk), such Schedule 2.16(a) to be updated by Sellers on the second Business Day prior to the Closing to reflect ordinary course hirings and firings of Business Employees, from and after the date hereof (the “Offered Employees”); provided, that an employee that is hired between the date hereof and the Closing Date with a title of “manager” or higher shall not be added to such schedule by Sellers without the consent of Buyer. All Offered Employees who (A) accept the Buyers’ offer of employment and (B) commence employment with the Buyers or their Affiliates as of immediately following the Closing shall be referred to herein as the “Acquired Employees”. All offers of employment to the Offered Employees shall provide for each Acquired Employee a level of compensation and employee benefits substantially similar in the aggregate to the level of compensation and employee benefits provided to each such Acquired Employee immediately prior to the Closing Date, excluding pension, retiree medical, equity-based compensation, retention bonuses, and change-in-control benefits, except to the extent required to be provided pursuant to applicable law. The employment of each such Acquired Employee with the Buyers shall commence immediately upon the Closing and shall be deemed, for all purposes, consistent with applicable law and except as otherwise expressly provided herein, to have occurred with no interruption or break in service and no termination of employment. Each Acquired Employee shall be hired on an “at will” basis unless otherwise agreed by the Buyers. Each Acquired Employee holding a title of “manager” or higher shall enter into a customary non-disclosure agreement, pursuant to which such Acquired Employee shall agree not to disclose to the Buyers any proprietary information of Sellers or their Affiliates with respect to the Excluded Businesses.

(b) The employment of any Inactive Employee with the Buyers shall commence upon his or her return to active work, provided that the Inactive Employee reports to work with the Buyers within fifteen (15) days after the end of any such approved leave, and, to the extent permitted by applicable law, in no event later than ninety (90) days following the Closing Date, and, as of such date, such Inactive Employee shall be an Acquired Employee.

(c) The Sellers shall terminate, or shall cause to be terminated, the employment of all Acquired Employees effective as of the Closing or, with respect to a person who becomes an Acquired Employee after the Closing Date in accordance with Section 4.15(b), upon their return to active work with the Buyers. Subject to, and effective as of, the Closing, the Sellers hereby waive and release each of the Acquired Employees from any and all contractual, common law or other restrictions enforceable by the Sellers on the employment, activities or other conduct of such individuals after their termination of employment with Sellers except with respect to obligations related to confidentiality, Intellectual Property and trade secrets.

(d) Sellers shall cause each Acquired Employee who was participating in a defined contribution plan qualified under Section 401(a) of the Code maintained by any Seller or its Affiliates (the “Sellers’ Defined Contribution Plan”) immediately prior to the Closing Date and who had an account balance in excess of $0.01 in such plan as of the Closing Date to be fully vested in such account as at the Closing Date. Buyers shall permit the defined contribution plan qualified under Section 401(a) of the Code and maintained by the Buyers (the “Buyer’s Defined Contribution Plan”) to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions”(within the meaning of Section 401(a)(31) of the Code) of any Acquired Employee in cash in an amount equal to the full account balance distributed to an Acquired Employee from the Sellers’ Defined Contribution Plan (including any outstanding loan balances). Prior to the Closing Date, the Sellers shall amend the Sellers’ Defined Contribution Plan and such plan’s loan policy to provide (if not so already provided) that any plan loan of an Acquired Employee who elects a direct rollover of his or her account and outstanding loan balances to the Buyer’s Defined Contribution Plan within sixty (60) days of the Closing Date shall not become due and payable in full immediately as a result of his or her termination of employment with Sellers and their Affiliates, provided that such loan be transferred to Buyer’s Defined Contribution Plan.

(e) Prior to the Closing Date, and to the extent necessary to implement this sentence, Sellers shall amend any Benefit Plan and take or cause to be taken all other action as may be required to provide that severance or separation payments shall not be payable to any Acquired Employee on account of such employees termination of employment with the Sellers. Should any severance or separation obligations or liabilities arise with respect to the termination of employment of any Business Employees prior to or as of the Closing Date, then such obligations and liabilities shall be borne solely by the Sellers.

(f) On or prior to the Closing Date, Sellers shall pay to each Acquired Employee, in cash any and all bonuses for the 2013 calendar year which are earned or accrued prior to the Closing.

(g) The Buyers shall be responsible for all workers’ compensation claims relating to any Acquired Employees if the incident or alleged incident giving rise to the claim occurred after the Closing Date. The Sellers shall be responsible for all workers’ compensation claims relating to any Acquired Employees if the incident or alleged incident giving rise to the claim occurred on or prior to the Closing Date.

(h) Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) the Buyers and the Sellers shall report on a predecessor/successor basis as set forth therein, (ii) the Sellers will not be relieved from filing a Form W-2 with respect to any Acquired Employees, and (iii) the Buyers will undertake to file (or cause to be filed) a Form W-2 for each such Acquired Employee with respect to the portion of the year during which such Acquired Employees are employed by Buyers that includes the Closing Date, excluding the portion of such year that such Acquired Employee was employed by the Sellers.

(i) Schedule 4.15(i), to be updated by the Sellers two Business Days prior to Closing, sets forth a list of all Business Employees who have been terminated from employment within ninety (90) days prior to the Closing Date at each Business location and the corresponding date of such terminations. The Buyers will not, at any time within ninety (90) days after the Closing Date, cause (a) a “plant closing” (as defined in the WARN Act) or (b) a “mass layoff” (as defined in the WARN Act) or any similar event under any comparable federal, state or other law that would obligate (or have obligated) Sellers to provide notice to any employees or cause Sellers to incur liability under the WARN Act or any comparable federal, state or other law, in each case with respect to the Acquired Employees.

(j) Nothing herein, express or implied, shall confer upon any current or former employee of the Sellers or their Affiliates any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement. Nothing herein restricts the right of the Buyers to terminate the employment of any Acquired Employee after the Closing Date. The Buyers and the Sellers agree that the provisions contained herein are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any current or former employee of the Sellers or their Affiliates.

4.16 Cooperation Regarding Suppliers, Sales Representatives and Technology Partners. From and after the date of this Agreement, each of the parties hereto shall, and shall cause each of their Affiliates to, use its respective reasonable best efforts to (i) not interfere with or restrict the access to or relationship of the Business and the Excluded Businesses, and any of their permitted assigns, with any supplier or technology partner, or intermediary therewith, of the Business or the Excluded Businesses in existence as of the date of this Agreement, (ii) not interfere with or restrict the access to or relationship of the Business and the Excluded Businesses with any sales representatives of the Business or the Excluded Businesses (as of the Closing Date) and (iii) take, or cause to be taken, all reasonable actions, and to do or cause to be done, all things necessary, proper or advisable under law to permit the Business and the Excluded Businesses, and any of their permitted assigns, to maintain and develop the relationship of each of the Business and the Excluded Businesses with any supplier or technology partner, or intermediary therewith, of the Business or the Excluded Businesses in existence as of the date of this Agreement. Notwithstanding the foregoing, Buyer shall not, and shall cause each of Buyer’s Affiliates not to, take, or cause to be taken, any action or do, or cause to be done, anything to gain access from or through a supplier or technology partner, or intermediary therewith, of the Business as of the date of this Agreement to the proprietary and confidential information, Intellectual Property or Know How of the Excluded Businesses as they relate to the hockey business or the supplier thereof. Notwithstanding the foregoing, Sellers shall not, and shall cause each of Sellers’ Affiliates not to, take, or cause to be taken, any action or do, or cause to be done, anything to gain access from or through a supplier or technology partner, or intermediary therewith, of the Excluded Businesses as of the date of this Agreement to the proprietary and confidential information, Intellectual Property or Know How of the hockey business of Buyers’ Affiliates.

4.17 Patent Cross-Licenses. To facilitate the ability of the Business and the Excluded Business to continue to operate after the completion of the transactions contemplated by this Agreement, the Parties hereby grant the patent licenses set forth below:

(a) Sellers, and each of them, and to the extent of their rights the Affiliates of Sellers, hereby grant to Buyers, and each of them, and their Affiliates and successors, a worldwide, irrevocable, perpetual, transferable, sublicenseable, non-exclusive, fully paid up, royalty free, license to exploit in any manner, including the right to make, use, have made, sell or import products covered by the claims of the patents and patent applications listed under the “Primarily Retained Business” column set forth in Schedule 4.17(a), and all continuations, divisionals, and other corresponding patents that subsequently issue from these filings, in any manner solely within the Business.

(b) Buyers, and each of them, and to the extent of their rights the Affiliates of Buyers, hereby grant to Sellers and Sellers’ Affiliates and successors, a worldwide, irrevocable, perpetual, transferable, sublicenseable, non-exclusive, fully paid up, royalty free, license to exploit in any manner, including the right to make, use, have made, sell or import products covered by the claims of the patents and patent applications listed under the “Primarily Acquired Business” column set forth in Schedule 4.17(b), and all continuations, divisionals, and other corresponding patents that subsequently issue from these filings, in any manner solely within the Excluded Businesses but, for certainty, not for products within the baseball and lacrosse business.

4.18 Know How Cross-Licenses. The Parties agree and acknowledge that certain Know How described and principally embodied in the materials set forth in Schedule 4.18 will continue to be used in both the Business and Excluded Businesses but, for certainty, not in a lacrosse business other than a lacrosse business conducted by Buyers and their Affiliates, respectively, after the consummation of the transactions contemplated by this Agreement. To preserve and protect such Know How while permitting its use in the intended manner the Parties agree as follows:

(a) Buyers, and to the extent of their rights, their Affiliates, hereby grant to Sellers, and each of them, and its successors and Affiliates a worldwide, irrevocable, perpetual, transferable, sublicenseable, non-exclusive, fully paid up, royalty free, license to use the Seller Know How categorized under the “Primarily Acquired Business” column listed in Schedule 4.18(a) in any manner in the Excluded Businesses but, for certainty, not the lacrosse business, provided that Sellers, and their Affiliates and successors will not use, and are not licensed to use, such Seller Know How in the field of the Business.

(b) Sellers, and to the extent of their rights, their Affiliates, hereby grant to Buyers, and each of them, and its successors and Affiliates a worldwide, irrevocable, perpetual, transferable, sublicenseable, non-exclusive, fully paid up, royalty free, license to use the Retained Know How categorized under the “Primarily Retained Business” column listed in Schedule 4.18(b) in any manner in the Business, provided that Buyers and their Affiliates and successors will not use, and are not licensed to use, such Retained Know How in the field of the Excluded Businesses.

(c) Each Party, and its Affiliates and successors, will take all commercially reasonable steps to maintain the confidentiality of such licensed Know How, and will not disclose such licensed Know How to any third party except under circumstances where such third party is obligated to maintain its confidentiality and to restrict the use or other exploitation of the licensed Know How to any third party except under circumstances where such third party is obligated to maintain its confidentiality and to restrict the use or other exploitation of the Know How expressly licensed herein in this Section 4.18.

(d) Notwithstanding the foregoing, neither Party will be obligated to restrict its use of in any manner, or to maintain the confidentiality of: (i) any licensed Know How that becomes publicly accessible through no fault or breach of a Party hereto or such Party’s Affiliates, agents, contractors, sublicensees or representatives, or (ii) any information, material, or technology that is independently developed by a party or its agents, contractors or representatives after the Closing Date without the use of or reliance upon such licensed Know How, as shown by documentary evidence. In addition, the confidentiality obligations set forth in this Section 4.18 will not prevent any Party, or their Affiliates or successors from making any disclosure required by applicable law provided that prior to such disclosure the disclosing party makes reasonable efforts to obtain and/or take advantage of protective orders, available redaction procedures, and other measures that would allow disclosure without loss of confidentiality. Notwithstanding the foregoing, it shall not be a breach of this Agreement, for a Party or its employees, officers, contractors or agents to use or rely upon Residual Knowledge. “Residual Knowledge” means information retained in unaided memory without use of, or reliance upon the notes, or other external records or documents (including the embodiments expressed for the Seller Know How), and that was not intentionally memorized for the purpose of frustrating the confidentiality restrictions set forth herein.

4.19 Representation and Warranty Policy. The Buyers shall not intentionally take any actions, or fail to take any actions, to cause the Representation and Warranty Policy to not become effective at Closing. The Sellers shall pay, promptly following the date hereof, $43,500 to AIG Specialty Insurance Company in respect of the “Deposit” payable under the Representation and Warranty Policy (as defined therein).

4.20 280G. At least five (5) Business Days prior to the Closing Date, the Sellers shall (i) use their commercially reasonable efforts to obtain from each Offered Employee who is “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all Seller payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (ii) submit to its stockholders for a vote all such waived payments in a manner such that, if such vote is adopted by the stockholders of the Sellers in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received from the Sellers by such Offered Employee who is a “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. The Sellers agree to provide to Buyer written drafts of the shareholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and stockholders at least three (3) Business Days in advance of delivering such documents to the disqualified individuals and stockholders, as applicable, and allow Buyer and its representatives an opportunity to provide comments on such documents which comments the Sellers shall reasonably consider and include.

ARTICLE 5

CONDITIONS TO CLOSING

5.1 Conditions Precedent to the Buyers’ Obligations. The obligation of the Buyers to purchase the Purchased Assets, to assume the Assumed Liabilities and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the Seller Specified Representations, the Sellers’ representations and warranties contained in Section 2.6(e) and the Sellers’ Guarantors’ representations and warranties contained in Section 8.18(c) shall be true and correct in all respects as of the date hereof and as of the Closing Date. Each of the remaining representations and warranties of the Sellers contained in Article 2 (in each case read for purposes of this Section 5.1(a) without giving effect to any “material”, “Material Adverse Effect” or other materiality qualifications contained therein, except that the definition of Material Contracts and the use of such defined term herein shall be read without excluding such qualifications for purposes of this Section 5.1(a)) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Covenants Performed. The Sellers and the Sellers’ Guarantors shall each have performed in all material respects, on or prior to the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by them on or prior to the Closing Date.

(c) Compliance Certificate. The Buyers shall have received a certificate signed by a duly authorized officer of the Sellers and the Sellers’ Guarantors, as applicable, certifying as to the matters set forth in Sections 5.1(a) and (b) above, as applicable.

(d) Required Consents. All of the approvals, consents and licenses listed on Schedule 5.1(d) shall have been obtained.

(e) Representation and Warranty Insurance. The Buyer-Side Representations and Warranties Insurance Policy offered by AIG Specialty Insurance Company (Policy Number 24201285) (the “Representation and Warranty Policy”) shall have been issued, and coverage thereunder shall be in effect, in accordance with the terms set forth in such insurance policies, or Buyers shall have received assurance reasonably acceptable to Buyers that such issuance and effectiveness shall take effect in connection with the Closing; provided, that the condition shall be deemed satisfied, if (i) any failure by the Buyers to pay when due their portion of the premium under the Representation and Warranty Policy, or (ii) any other breach by the Buyers of their obligations in Section 4.19 shall have proximately caused the Representation and Warranty Policy to not have been issued.

(f) Legal Prohibition. No law shall be in effect and there shall not be any order of any court or governmental agency, in each case that restrains, enjoins, invalidates or prohibits the transactions which are the subject of this Agreement.

(g) HSR Act. With respect to the transactions contemplated by the Agreement, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(h) FIRPTA. The Sellers shall have delivered to the Buyers a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(i) Release of Liens. The Buyers shall have received such documents or instruments as may be required, in the Buyers’ reasonable discretion, to demonstrate that, effective as of the Closing Date, the Purchased Assets are released from any and all Liens.

(j) Escrow Agreement. The Sellers shall have executed and delivered the Escrow Agreement.

5.2 Conditions Precedent to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the Buyer Specified Representations and the Buyers’ Guarantor representations and warranties contained in Section 8.19(c) shall be true and correct in all respects as of the date hereof and as of the Closing Date. Each of the remaining representations and warranties of the Buyers contained in Article 3 (in each case read for purposes of this Section 5.2(a) without giving effect to any “material”, “Material Adverse Effect” or other materiality qualifications contained therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by this Agreement.

(b) Obligations Performed. The Buyers shall have performed in all material respects, on or prior to the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyers on or prior to the Closing Date.

(c) Compliance Certificate. The Sellers shall have received a certificate signed by an authorized officer of the Buyers certifying as to the matters set forth in Sections 5.2(a) and (b).

(d) Legal Prohibition. No law shall be in effect and there shall not be any order of any court or governmental agency, in each case that restrains, enjoins, invalidates or prohibits the transactions which are the subject of this Agreement.

(e) Closing Payments. The Buyers shall have made the payments contemplated by Section 1.6.

(f) HSR Act. With respect to the transactions contemplated by this Agreement, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(g) Escrow Agreement. The Buyers shall have executed and delivered the Escrow Agreement.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

6.1 Survival. The Parties agree that the representations, warranties and covenants contained in this Agreement shall survive the Closing until July 31, 2015, except that (i) the representations and warranties set forth in Sections 2.1 (Organization, Power and Standing), 2.2 (Power and Authority), 2.3 (Validity and Enforceability), 2.8 (Title to and Sufficiency of Purchased Assets), and 2.19 (Brokers) (collectively, the “Seller Specified Representations”) will survive indefinitely; (ii) each covenant of the Sellers or the Sellers’ Guarantors requiring performance after the Closing shall survive in accordance with its terms; and (iii) the indemnification obligations of the Sellers or the Sellers’ Guarantors pursuant to Section 6.2(c) will survive indefinitely, (the date the applicable survival period terminates, the “Cut-Off Date”). No claim for indemnification hereunder may be brought after the applicable Cut-Off Date, except for claims (a) of which the Sellers have been notified in writing prior to the Cut-Off Date, or (b) of which the Buyers have been notified in writing by the Sellers prior to the Cut-Off Date.

6.2 Indemnification of the Buyers. Subject to the other terms of this Article 6, from and after the Closing, the Sellers and the Sellers’ Guarantors (collectively, the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify the Buyers and their directors, employees, officers, equity holders, Affiliates, counsel and advisors (the “Buyer Indemnified Parties”) and hold them harmless against and in respect of any and all damages, losses, Taxes, expenses, costs, obligations and liabilities, including interest, penalties, out-of-pocket expenses, reasonable attorney’s, accountant’s, consultant’s and expert’s fees (collectively, “Losses”), which arise or result from or are based on (a) any breach of any of the representations or warranties contained in Article 2, Section 8.18(c) or contained in any certificate delivered at the Closing by the Sellers pursuant to this Agreement (in each case determined without giving effect to any “Material Adverse Effect”, “materiality”, or similar qualification, other than with respect to Section 2.6(e) and except that the definition of Material Contracts and the use of such defined term herein shall be read without excluding such qualifications for purposes of this Section 6.2), (b) the failure of the Sellers or the Sellers’ Guarantors to perform any of their covenants or agreements contained herein, or (c) the Excluded Liabilities. The indemnification obligations of the Seller Indemnifying Parties under Section 6.2(a) of this Agreement, however, shall be subject to the following limitations and conditions:

(i) Notwithstanding any other provision of this Agreement, (i) the Seller Indemnifying Parties shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 6.2(a) (x) for any individual Loss of less than $150,000 (the “De Minimis Amount”) and (y) unless and until the aggregate amount of all such individual Losses incurred or sustained by all Buyer Indemnified Parties with respect to which the Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 6.2(a) exceeds $1,500,000 (the “Threshold Amount”), whereupon the Seller Indemnifying Parties shall be liable for all such Losses in excess of the Threshold Amount, but subject to the following clause (ii), and (ii) the aggregate liability of the Seller Indemnifying Parties to indemnify the Buyer Indemnified Parties for Losses under Section 6.2(a) shall in no event exceed the remaining Indemnity Escrow amount after giving effect to any prior claims pursuant to Article 6 (the “Cap”); provided, however, that any and all breaches of the Seller Specified Representations shall not be subject to the De Minimis Amount, Threshold Amount or Cap, but instead shall be recoverable from “dollar one”. In no event shall the Seller Indemnifying Parties’ aggregate liability for claims under Section 6.2(a) or 6.2(b) exceed the Closing Purchase Price.

(ii) Notwithstanding anything to the contrary herein, nothing in Section 1.3 or Section 1.11 shall preclude the Buyers from making claims and recovering losses in respect of breaches of representations, warranties and covenants of the Sellers, the Sellers’ Guarantors and their respective Subsidiaries; provided, that no Party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter if such Losses were included (and only to the extent so included) in the calculation of the final adjustment to the Estimated Closing Purchase Price pursuant to Section 1.11.

(iii) Notwithstanding anything herein to the contrary, (A) the Buyer Indemnified Parties first source of recovery for any and all claims under Article 6 shall be against the Indemnity Escrow, (B) the Indemnity Escrow shall be the sole source of recovery with respect to any claims pursuant to Section 6.2(a) (other than for breaches of the Seller Specified Representations) and (C) for all other claims pursuant to Article 6, if and to the extent the funds in the Indemnity Escrow are insufficient to cover the Losses for which the Buyer Indemnified Parties are entitled to indemnification hereunder or if the Indemnity Escrow has terminated pursuant to its terms and such claims may still be brought in accordance with this Agreement, then such claims may be brought directly against the Sellers and the Sellers’ Guarantors, on a joint and several basis, but subject to the other limitations set forth herein. In no event shall the Indemnity Escrow limit the amount of Losses for which the Buyer Indemnified Parties may claim or receive indemnification under Section 6.2(a) for breaches of the Seller Specified Representations, under Section 6.2(b) for breaches of covenants and under 6.2(c) for Excluded Liabilities, but such Indemnity Escrow shall limit any and all other claims for indemnification under this Article 6.

6.3 Indemnification of the Seller. Subject to the other terms of this Article 6, from and after the Closing, the Buyers agree to indemnify the Sellers and hold the Sellers harmless against and in respect of any and all Losses which arise or result from any (a) breach of any of the Buyers’ representations and warranties or the representations and warranties of the Buyers’ Guarantor, (b) the failure of the Buyers to perform any of their covenants or agreements set forth herein or (c) Assumed Liabilities, subject to Section 6.2(ii).

6.4 Procedure for Indemnification.

(a) Any Party making a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, that the failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such prompt notice. The Party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice.

(b) If a claim for indemnification hereunder is based on a claim by a third party (a “Third Party Claim”), the indemnifying party shall have the right to assume the entire control of the defense thereof, at its own expense, including employment of counsel reasonably satisfactory to the indemnified party by providing written notice to the Party seeking indemnification that it will assume the defense of such claim within fifteen (15) Business Days of receipt of notice by the Party seeking indemnification, and, in connection therewith, the Party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its expense (except that the expense of such counsel shall be at the expense of the indemnifying party if the indemnifying party and the indemnified party are both named parties to the proceedings and the indemnified party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them). Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel (reasonably acceptable to the indemnifying party) retained by the indemnified party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegations or investigation; (ii) the claim seeks an injunction or equitable relief against the indemnified party; (iii) the indemnified party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would have a material adverse effect on the business, financial condition, results of operations, properties, assets or liabilities of the Business, (iv) the indemnifying party failed or is failing to vigorously prosecute or defend such claim or (v) the Third Party Claim, individually or in the aggregate with any other claim, is for Losses in excess of the amounts available for indemnification pursuant to this Article 6 and the indemnified party reasonably believes that its potential liability for such Losses is likely to be in excess thereof. If the indemnifying party assumes the defense of the Third Party Claim, such indemnifying party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the indemnified party unless (i) the judgment or settlement provides solely for the payment of money by the Sellers and the Sellers’ Guarantors and does not entail any admission of liability on the part of the indemnified party, (ii) the indemnifying party makes such payment in full and (iii) the indemnified party receives an unconditional release, reasonably acceptable to the indemnified party, from all Losses with respect to such Third Party Claim. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense. Any settlement or resolution of a Third Party Claim contemplated by the indemnified party if the indemnifying party has not or is not entitled to assume the defense of such claim, shall not be concluded without the prior written approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned.

6.5 Indemnification Generally.

(a) The amount which the indemnifying party is or may be required to pay to any indemnified party pursuant to this Article 6 shall be reduced by (i) any insurance proceeds (other than under the Representation and Warranty Policy) actually received by such indemnified party related to the Losses, net of any cost of recovery, including any increase in premiums and (ii) tax savings that are actually realized by the indemnified Party in the year of the Loss as a result of a Tax deduction by such indemnified Party in respect of such Loss

(b) An indemnified party is entitled to recover for (i) amounts in respect of consequential, incidental, special and indirect damages, to the extent the facts and circumstances giving rise to or underlying such Loss are reasonably foreseeable and (ii) any and all damages (including punitive damages), to the extent awarded to a third party in connection with a Third Party Claim.

(c) Upon becoming aware of any event that would reasonably be expected to, or does, give rise to an indemnification claim, the Buyers will, and will cause the Buyer Indemnified Parties, to take commercially reasonable steps to mitigate any Losses arising out of or resulting from such claim; provided, that Buyers shall not be required to seek recovery against the Representation and Warranty Policy prior to bringing an indemnification claim against the Seller Indemnifying Parties under this Agreement.

6.6 Exclusive Remedy. From and after the Closing, except (i) as provided in Section 1.11, with respect to the determination of Closing Working Capital, (ii) with respect to the specific enforcement of any covenant requiring performance after the Closing and (iii) with respect to fraud, this Article 6 shall be the sole and exclusive remedy available to the Parties in respect of breaches or violations of representations, warranties, covenants or agreements contained in this Agreement.

6.7 Treatment of Indemnity Payments. It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the Parties shall file their Tax Returns consistent with such intent, except as otherwise required by a change in applicable law or a final determination.

ARTICLE 7

TERMINATION

7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Sellers and the Buyers;

(b) by either the Sellers or the Buyers, if any court or Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the sale and purchase of the Purchased Assets contemplated by this Agreement;

(c) by either the Sellers or the Buyers, if the Closing has not occurred by May 14, 2014 (the “Termination Date”), provided that the right to terminate this Agreement on the Termination Date will not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such Termination Date; provided, further, that (i) such Termination Date may be automatically extended at the election of the Buyers until such time as is necessary to obtain all of the consents set forth on Schedules 5.1(d) and (ii) if the conditions precedent to the obligations of the Parties to consummate the Closing set forth in Section 5.1(g) and Section 5.2(f) are not satisfied on the applicable Termination Date, then the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party, and the Termination Date shall be automatically extended until the earlier of (x) the date that is three (3) Business Days after the date upon which the applicable waiting period under the HSR Act relating to the contemplated transactions shall have expired or been terminated and (y) the sixtieth (60th) day following the original Termination Date;

(d) by the Buyers (if they are not in material breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 5.2(a) or (b) not to be satisfied), upon written notice to the Sellers, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 5.1(a) or (b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyers or cured by the Sellers, as applicable, by the earlier of (x) twenty (20) Business Days after receipt by the Sellers of written notice thereof from the Buyers and (y) the Termination Date (as the same may be extended pursuant to Section 7.1(c));

(e) by the Sellers (if they are not in material breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 5.1(a) or (b) not to be satisfied), upon written notice to the Buyers, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Buyers contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 5.2(a) or (b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured by the Buyers, as applicable, by the earlier of (x) twenty (20) Business Days after receipt by the Buyers of written notice thereof from the Sellers and (y) the Termination Date (as the same may be extended pursuant to Section 7.1(c); or

(f) By the Sellers, upon written notice to the Buyers, if all of the conditions set forth in Section 5.1 shall have been previously satisfied (other than conditions that, by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) and the Buyers have failed to consummate the transactions contemplated by this Agreement by the date the Closing should have occurred pursuant to Section 1.7.

7.2 Effect of Termination.

(a) If this Agreement is terminated as provided in Section 7.1 above, this Agreement shall become null and void and have no further force or effect and the Parties shall have no further obligations hereunder (including for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except that each Party shall be liable for its intentional breach of the provisions of this Agreement and the non-breaching Party hereto shall be entitled to all rights and remedies provided by law or equity in respect of such breach, but in the case of the Buyers, subject to the limitations contained in Sections 7.3(b), 7.3(c), 7.3(d) and 8.6(b).

(b) The obligations of the Sellers and the Sellers’ Guarantors under Section 4.1(b) and the provisions contained in this Section 7.2 and Article 8 shall survive the termination of this Agreement.

7.3 Termination Fee.

(a) If (i) this Agreement is validly terminated by the Sellers pursuant to Section 7.1(f) or (ii) this Agreement is validly terminated by the Buyers pursuant to Section 7.1(c) and, solely in the case of clause (ii), at the time of such termination all of the conditions set forth in Section 5.1 shall have been previously satisfied (other than conditions that, by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied), Sellers have confirmed that they are prepared to consummate the transaction and the Buyers have failed to consummate the transaction (clauses (i) and (ii) each, a “Financing Failure Termination Event”), then the Buyers shall pay to the Sellers a fee equal to $13,000,000 (the “Financing Failure Termination Fee”) within three (3) Business Days after such termination.

(b) The Buyers acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Sellers would not enter into this Agreement. Accordingly, if the Buyers fail to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Sellers commence an Action that results in a judgment against the Buyers for the payment of the Financing Failure Termination Fee the Buyers shall pay to the Sellers their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action.

(c) The Parties acknowledge and agree that any amount payable pursuant to Section 7.3(a) does not constitute a penalty but shall constitute liquidated damages to compensate the Sellers. If a Financing Failure Termination Event occurs, the payment of the Financing Failure Termination Fee (together with any expenses payable pursuant to Section 7.3(c)) shall be the sole and exclusive remedy of the Sellers, any of their Affiliates or their respective former, current or future equityholders, controlling persons, partners, directors, officers, employees, service providers, financing sources, including, without limitation, with respect to the Debt Financing, advisors or representatives (collectively, the “Seller Parties”) against the Buyers or any of their Affiliates or their respective former, current or future equityholders, controlling persons, partners, directors, officers, employees, service providers, Debt Financing Sources, advisors or representatives (collectively, the “Buyer Parties”) with respect to any breach of any representation, warranty, covenant or obligation in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby and upon the Seller Parties’ receipt of such amounts, none of the Buyer Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby. The Parties acknowledge and agree that in no event shall the Buyers pay the Financing Failure Termination Fee on more than one occasion.

(d) Notwithstanding anything to the contrary contained herein, the Parties further acknowledge and agree that, upon a Financing Failure Termination Event, none of the Buyer Parties shall have any liability under, or with respect to this Agreement or the transactions contemplated herein (other than the Buyers for the payment of the Financing Failure Termination Fee, as provided herein), and the Sellers agree that they shall not, and shall not allow any Seller Party to, bring any cause of action against or otherwise seek remedies from any Buyer Party, whether at equity or in law, for breach of contract, in tort or otherwise, and any such claim is hereby fully waived, released and forever discharged (other than actions against the Buyers for the failure to pay the Financing Failure Termination Fee, as provided herein, or under Section 8.6 for specific performance in accordance with Section 8.6); provided, that in the event of a Financing Failure Termination Event the aggregate liability of the Buyer Parties under, or related to, this Agreement prior to the Closing (whether or not this Agreement is terminated, and regardless of the reason for any such termination) shall not exceed the Financing Failure Termination Fee, together with any expenses payable pursuant to Section 7.3(c)

(e) Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated herein and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.1):

If to the Sellers or the Sellers’ Guarantors, to:

Easton-Bell Sports, Inc.

7855 Haskell Avenue, Suite 200

Van Nuys, CA 91406

Attention: Mark Tripp

Facsimile: (818) 994-1934

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Carl P. Marcellino

Facsimile: (646) 728-1523

If to the Buyers, to:

BPS Greenland Inc. or BPS Greenland Corp.

c/o Bauer Performance Sports Ltd.

100 Domain Drive

Exeter, NH 03833

Attention: Michael J. Wall, Esq.

Facsimile: (603) 430-7332

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Angelo Bonvino, Esq.

Facsimile: (212) 492-0570

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.2 No Waiver. No failure of any Party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

8.3 Amendments and Waivers. This Agreement may be modified, amended or waived only by a writing signed by the Sellers, the Sellers’ Guarantors and the Buyers; provided, that Section 7.3(c), Section 7.3(d), this Section 8.3, Section 8.4, Section 8.5, Section 8.12 (in each case, solely as it pertains to the Debt Financing Sources) and Section 8.13 may only be amended, supplemented or changed with the written consent of the Debt Financing Sources.

8.4 Choice of Law; Forum. This Agreement and all claims and controversies hereunder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law provisions thereof. Any proceeding arising out of or relating to this Agreement, including, without limitation, any proceeding against the Lenders or any other persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby or any Affiliates, officers, directors, principals, partners, managers, members, attorneys, agents, employees or other authorized representatives of the Lenders and such other persons (each such person, a “Debt Financing Source”) shall be brought in the state courts of New York in New York County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York (or if such courts decline jurisdiction, such federal or state courts that have jurisdiction in such matter) and each Party hereby expressly submits to the personal jurisdiction and venue of such courts as provided above for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 8.1. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the Parties to waive any objections to venue or to convenience of forum.

8.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.6 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, subject to Section 7.3(c), the Parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding the foregoing or anything herein to the contrary in this Agreement, the Sellers shall be entitled to specific performance to cause the Buyers to consummate the Closing if, and only if:

(i) all of the conditions set forth in Section 5.1 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing and which are capable of being satisfied at the Closing);

(ii) the Buyers have failed to consummate the Closing in breach of Section 1.7;

(iii) (A) the proceeds of the Debt Financing (or the Alternative Financing) are available to the Buyers on the terms and conditions thereof (or will be available at the Closing) or (B) an intentional breach by the Buyers of any of their representations and warranties or covenants and agreements shall have proximately caused the failure of the proceeds of the Debt Financing (or Alternative Financing) to be available at the Closing; and

(iv) the Sellers shall have confirmed in writing that they are ready, willing and able to consummate the Closing.

(c) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other parties have an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) To the extent any Party hereto brings any Action prior to Closing to enforce specifically the performance of the terms and provisions of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such Action.

8.7 Integration Schedules. This writing, together with the Exhibits and Schedules attached hereto and the other Transaction Documents embodies the entire agreement and understanding among the Parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

8.8 Counterparts. This Agreement may be executed in one or more counterparts (and may be delivered by facsimile or portable document format (.pdf)), all of which taken together shall constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

8.9 Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

8.10 Headings; Interpretation. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof. The express terms of this Agreement control and supersede any course of performance or trade custom or usage inconsistent with any of its terms. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (e) unless otherwise indicated or obvious, all references to “Section,” “Exhibit,” “Schedule,” “Appendix,” or similar words refer to the particular Section in or Exhibit, Schedule, Appendix, or similar item attached to this Agreement; (f) “including”, and corresponding formulations, e.g. “include” or “includes”, will be deemed to be followed by “without limitation”; (g) the masculine, feminine, and neuter genders will each be deemed to include the others; and (h) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive. Each representation, warranty and covenant contained herein will have independent significance, regardless of whether a separate representation, warranty and covenant addresses the same subject matter with more or less specificity.

8.11 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except as otherwise expressly provided herein; provided that all payments, fees and expenses of the Sellers related to, based on, triggered by or arising from the transactions contemplated by this Agreement, including any broker’s fees, any transaction bonus, payment in respect of non-competition agreements, discretionary bonus, “stay put” or other compensatory payments to be made to employees of the Sellers at the Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Sellers, including amounts for the Sellers’ employee incentive bonuses and incentive payments for any period prior to the Closing (collectively, the “Seller Transaction Liabilities”), shall be paid by the Sellers and the Sellers’ Guarantors.

8.12 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any person, other than the Parties hereto and their respective heirs, successors and permitted assigns and with respect to Sections 7.3(c), 7.3(d), 8.3, 8.4, 8.5 and 8.13 only, the Debt Financing Sources and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.13 No Recourse. Notwithstanding anything to the contrary in this Agreement, subject to the rights of the parties to the Debt Financing under the terms thereof, none of the Seller Parties, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Debt Financing Source or any Affiliate thereof, solely in their respective capacities as lenders or arrangers under the Debt Financing.

8.14 Further Assurances. Following the Closing, the Parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

8.15 Publicity. Pending the Closing, no Party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other Party, except (i) to the extent required by law, in which case the other Party shall have a reasonable opportunity (under the circumstances) to review and comment prior to disclosure or (ii) as necessary to obtain the Buyers’ financing for the transactions contemplated hereby.

8.16 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

8.17 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, executors, administrators and heirs of the Parties hereto, and, to the extent binding by applicable law, distributees and beneficiaries of the Parties hereto; provided however, that this Agreement may not be assigned by the Sellers or the Sellers’ Guarantors without the prior written consent of the Buyers or be assigned by the Buyers without the prior written consent of the Sellers, except that (i) the Buyers may, at their election and provided they remains liable for their obligations hereunder, assign this Agreement to any Affiliate (including any entity to which all or substantially all of the assets of the Sellers are assigned or transferred) and (ii) the Buyers or any such permitted assignee may make a collateral assignment of their rights (but not their obligations) under this Agreement to any lender providing financing to the Buyers or the Sellers in connection with the Closing.

8.18 Parent Guarantee.

(a) To induce the Buyers to enter into this Agreement, the Sellers’ Guarantors (as primary obligor and not as surety only) irrevocably, absolutely and unconditionally:

(i) guarantee to the Buyers, on the terms and subject to the conditions of this Section 8.18 (this “Parent Guarantee”), the prompt performance of and compliance with all obligations, covenants, warranties and undertakings (including under Section 6.2) of the Sellers hereunder, including all sums and liabilities which now are or at any other time shall be due, owing or incurred by the Sellers to the Buyers in respect of the Sellers’ obligations under this Agreement (collectively, the “Sellers’ Guaranteed Obligations”); and

(ii) undertakes that if any amount guaranteed by this Section 8.18 is not recoverable on the basis of a guarantee for any reason it will (as a separate and independent stipulation) pay the Buyers on demand whatever amount or amounts shall equal what it would have been liable to pay but for such failure to recover and shall indemnify the Buyers against all Losses suffered or incurred by the Buyers in connection with such failure to recover.

(b) The Sellers’ Guarantors hereby waive promptness, diligence, demand, protest and notice as to the obligations and covenants guaranteed hereby and acceptance of this Parent Guarantee, any requirement that the Buyers exhaust any right or take any action against, or provide notice to, the Sellers or any other Person before proceeding hereunder and waives any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Sellers’ Guarantors obligations with respect to the Parent Guarantee. The Sellers’ Guarantors hereby waive all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that they may have against the Buyers except for any defense available to the Sellers that is provided for in this Agreement. The Sellers’ Guarantors agree to pay the reasonable costs and expenses of the Buyers in connection with the enforcement of this Parent Guarantee.

(c) Each Seller Guarantor represents and warrants to the Buyers as follows:

(i) Organization, Power and Standing. Each Seller Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller Guarantor has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted.

(ii) Power and Authority. Each Seller Guarantor has the requisite power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement.

(iii) Validity and Enforceability. This Agreement is the valid and binding obligation of each Seller Guarantor, enforceable against each Seller Guarantor in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other laws affecting the rights and remedies of creditors and to general equitable principles (whether considered in a proceeding in equity or at law).

(iv) No-Conflict; Required Consents and Approvals. Each Seller Guarantor’s execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under or permit the termination of the Seller Guarantor s’ organizational documents, any material contract to which a Seller Guarantor is a party or any material law, statute, regulation, rule, ordinance, judgment, decree or order applicable to either Seller Guarantor. No consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any other Person is required on the part of either Seller Guarantor for or in connection with the execution and delivery of this Agreement by each Seller Guarantor.

8.19 Buyers Guarantee.

(a) To induce the Sellers to enter into this Agreement, the Buyers’ Guarantor (as primary obligor and not as surety only) irrevocably, absolutely and unconditionally:

(i) guarantees to the Sellers, on the terms and subject to the conditions of this Section 8.19 (this “Buyers Guarantee”), the prompt performance of and compliance with all obligations, covenants, warranties and undertakings of the Buyers hereunder that arise prior to the Closing, including all sums and liabilities which now are or at any time prior to the Closing shall be due, owing or incurred by the Buyers to the Sellers in respect of the Buyers’ obligations under this Agreement, including the obligation, if any, to the pay the Financing Failure Termination Fee (collectively, the “Buyers’ Guaranteed Obligations”); and

(ii) undertakes that if any amount guaranteed by this Section 8.19 is not recoverable on the basis of a guarantee for any reason it will (as a separate and independent stipulation) pay the Sellers on demand whatever amount or amounts shall equal what it would have been liable to pay but for such failure to recover and shall indemnify the Sellers against all Losses suffered or incurred by the Sellers in connection with such failure to recover.

(b) The Buyers’ Guarantor hereby waives promptness, diligence, demand, protest and notice as to the obligations and covenants guaranteed hereby and acceptance of this Buyers Guarantee, any requirement that the Sellers exhaust any right or take any action against, or provide notice to, the Buyers or any other Person before proceeding hereunder and waives any other circumstance which might otherwise constitute a defense available to, or a discharge of, the obligations of the Buyers’ Guarantor with respect to the

Buyers Guarantee. The Buyers’ Guarantor hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Sellers except for any defense available to the Buyers that is provided for in this Agreement. The Buyers’ Guarantor agrees to pay the reasonable costs and expenses of the Sellers in connection with the enforcement of this Buyers Guarantee.

(c) Buyers’ Guarantor represents and warrants to the Sellers as follows:

(i) Organization, Power and Standing. Buyers’ Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyers’ Guarantor has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted.

(ii) Power and Authority. Buyers’ Guarantor has the requisite power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement.

(iii) Validity and Enforceability. This Agreement is the valid and binding obligation of Buyers’ Guarantor, enforceable against it in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other laws affecting the rights and remedies of creditors and to general equitable principles (whether considered in a proceeding in equity or at law).

(v) No-Conflict; Required Consents and Approvals. Buyers’ Guarantor execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under or permit the termination of the Buyers’ Guarantor’s organizational documents, any material contract to which Buyers’ Guarantor is a party or any material law, statute, regulation, rule, ordinance, judgment, decree or order applicable to Buyers’ Guarantor. No consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any other Person is required on the part of Buyers’ Guarantor for or in connection with the execution and delivery of this Agreement by Buyers’ Guarantor.

ARTICLE 9

DEFINITIONS

Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the Historical Financial Statements of the Sellers, applied on a consistent basis.

“Accounts Receivable” has the meaning set forth in Section 1.1(b) of this Agreement.

“Acquired Employees” has the meaning set forth in Section 4.15(a) of this Agreement.

“Action” has the meaning set forth in Section 4.2(a)(iv) of this Agreement.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.12(a) of this Agreement.

“Alternative Financing” has the meaning set forth in Section 4.7(a) of this Agreement.

“Alternative Financing Commitment Letter” has the meaning set forth in Section 4.7(a) of this Agreement.

“Assumed Accounts Payable” has the meaning set forth in Section 1.3(b) of this Agreement.

“Assumed Contracts” has the meaning set forth in Section 1.1(e) of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.3 of this Agreement.

“Allocation Principles” has the meaning set forth in Section 1.12(a) of this Agreement.

“Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit F; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit F, the rules set forth on Exhibit F shall apply.

“Benefit Plan” has the meaning set forth in Section 2.17(a) of this Agreement

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Business Employee” means an employee of the Sellers or any of their Affiliates who devotes the majority of his or her working time to the Business.

“Business Permits” has the meaning set forth in Section 2.14 of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2 of this Agreement.

“Buyer Parties” has the meaning set forth in Section 7.3(c) of this Agreement.

“Buyer Specified Representations” means the representations and warranties of the Buyers set forth in Sections 3.1(Organization, Power and Standing), 3.4 (Validity and Enforceability) and 3.5 (Brokers).

“Buyers” has the meaning set forth in the preamble to this Agreement.

“Buyers’ Guaranteed Obligations” has the meaning set forth in Section 8.19 of this Agreement.

“Canadian Assumed Liabilities” has the meaning set forth in Section 1.3 of this Agreement.

“Canadian Buyer” has the meaning set forth in the preamble to this Agreement.

“Canadian Transfer” has the meaning set forth in Section 1.1 of this Agreement.

“Cap” has the meaning set forth in Section 6.2(i) of this Agreement.

“Closing” has the meaning set forth in Section 1.7 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.7 of this Agreement.

“Closing Purchase Price” means the Estimated Closing Purchase Price, as adjusted pursuant to Section 1.11.

“Closing Working Capital” means all Current Assets on the Closing Date minus all Current Liabilities on the Closing Date determined in accordance with the Balance Sheet Rules without giving effect to the transactions contemplated by this Agreement.

“Closing Working Capital Certificate” has the meaning set forth in Section 1.11(a) of this Agreement.

“COBRA” has the meaning set forth in Section 2.17(f) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the rules and regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act of 1933, as amended.

“Competition Act” means the Competition Act (Canada), RSC 1985, c. C-34, as amended.

“Competing Business” means the business of designing, developing, marketing, manufacturing, selling and distributing baseball, softball and lacrosse equipment, products, gear, apparel and related accessories, provided that it shall not include the items listed on Schedule 4.10(a).

“Confidential Information” has the meaning set forth in Section 4.1(b) of this Agreement.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

“Conveyed Inventory” has the meaning set forth in Section 1.1(a) of this Agreement.

“Conveyed Leases” has the meaning set forth in Section 1.1(c) of this Agreement.

“Conveyed Leases Premises” has the meaning set forth in Section 1.1(d) of this Agreement.

“Current Assets” means, as of any date, the current assets of the Sellers that constitute Purchased Assets, which current assets shall include only the line items set forth on Exhibit G under the heading “Current Assets” and as provided in Exhibit G, and no other assets.

“Current Liabilities” means, as of any date, the current liabilities of the Sellers, that constitute Assumed Liabilities which current liabilities shall include only the line items set forth on Exhibit G under the heading “Current Liabilities” and as provided in Exhibit G, and no other liabilities.

“Cut-Off Date” has the meaning set forth in Section 6.1 of this Agreement.

“De Minimis Amount” has the meaning set forth in Section 6.1 of this Agreement.

“Debt Commitment Letter” has the meaning set forth in Section 3.6 of this Agreement.

“Debt Financing” has the meaning set forth in Section 3.6 of this Agreement.

“Debt Financing Source” has the meaning set forth in Section 8.4 of this Agreement.

“Disputed Items Notice” has the meaning set forth in Section 1.11(c) of this Agreement.

“Dollars” or “$” means United States dollars.

“ESC” has the meaning set forth in the preamble to this Agreement.

“ESI” has the meaning set forth in the preamble to this Agreement.

“Environment” means living organisms, soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

“Environmental Claim” means any litigation, proceeding, order, directive, summons, complaint, investigation, claim or citation, by any governmental authority or third party arising under or pursuant to Environmental Laws or relating to the Release of, or exposure to, Hazardous Substances.

“Environmental Laws” means all foreign, federal, state and local laws, statutes, regulations, rules, codes and ordinances relating to manufacture, processing, distribution, use, presence, production, labeling, testing, treatment, storage, disposal, transport or handling of the Hazardous Substances, pollution or protection of the Environment, or the Release of the Hazardous Substances into the Environment, or to human health and safety in so far as they may be affected by the Release of, or exposure to, any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” under “common control” or in “an affiliated service group” with the Sellers within the meaning of Section 414(b), (c) or (m) of the Code.

“ERISA Affiliate Liability” means any actual or contingent obligation, liability or expense of any of the Sellers to, under or in respect of any employee benefit plan under any statute or regulation that imposes liability on a so-called “controlled group” basis (as used in Code Sections 52 and 414) including as a result of being an ERISA Affiliate prior to the Closing Date with respect to any other Person.

“Escrow Agent” has the meaning set forth in Section 1.6(b)(iii) of this Agreement.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit H.

“Estimated Closing Purchase Price” means $330,000,000, plus the amount, if any, by which Estimated Closing Working Capital is more than Target Net Working Capital, minus the amount, if any, by which Estimated Closing Working Capital is less than Target Net Working Capital.

“Estimated Closing Purchase Price Certificate” has the meaning set forth in Section 1.6(a) of this Agreement.

“Estimated Closing Working Capital” has the meaning set forth in Section 1.6(a) of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2 of this Agreement.

“Excluded Businesses” has the meaning set forth in Section 1.2 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 1.4 of this Agreement.

“Fee Letter” has the meaning set forth in Section 3.6 of this Agreement.

“Final Closing Working Capital” has the meaning set forth in Section 1.11(e) of this Agreement.

“Financial Statements” has the meaning set forth in Section 2.5 of this Agreement.

“Financing Agreements” has the meaning set forth in Section 4.7(a) of this Agreement.

“Financing Failure Termination Event” has the meaning set forth in Section 7.3(a) of this Agreement.

“Financing Failure Termination Fee” has the meaning set forth in Section 7.3(a) of this Agreement.

“GAAP” means the United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” means any hazardous substance, toxic substance, pollutant, contaminant, chemical waste, polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons, volatile organic compounds, asbestos, mold, radon gas or radioactive material, including any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant,” “waste” or words of similar import under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act

(42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.).

“Historical Financial Statements” has the meaning set forth in Section 2.5(a).

“HSR Act” has the meaning set forth in Section 4.5(a) of this Agreement.

“Inactive Employees” means Offered Employees on a Seller-approved leave of absence as a result of military service, pregnancy or parental leave, disability leave, medical leave, jury duty or any leave provided under applicable law and, in the case of leaves provided under applicable law, is expected to return to work in the time permitted for such leave under applicable law and, for any other leave, in accordance with the terms of such leave but not longer than one hundred eighty (180) days following the Closing Date.

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, including accrued interest thereon (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) any liability or obligation of such Person for overdrafts and outstanding checks, (c) all obligations of such Person to pay the deferred purchase price of property or services, other than amounts not yet due and payable in the ordinary course of the Business pursuant to the Conveyed Leases that are not capitalized leases, (d) all interest rate, commodity and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (h) any Contingent Obligation of such Person in respect of indebtedness described in clauses (a) through (g) above.

“Indemnity Escrow” has the meaning set forth in Section 1.6(b)(i) of this Agreement.

“Insurance Policies” has the meaning set forth in Section 2.18 of this Agreement.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered now or in the future: (a) patents (including utility, model and design patents, supplementary protection certificates, certificates of invention and the like), patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents or patent applications heretofore or hereafter filed or having legal force in any country worldwide); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets; (e) domain names, proprietary rights in confidential information and data, and (f) all proprietary rights in industrial designs and mask works; (g) the rights to sue and collect any damages related to the unauthorized use or infringement of the foregoing Intellectual Property.

“Intracompany Payables” means all account, note loan or other payables recorded on the books of the Business for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from the Sellers or any of their Affiliates.

“IP Assignment Agreement” has the meaning set forth in Section 1.8(b) of this Agreement.

“IP Settlement Agreement” has the meaning set forth in the recitals to this Agreement.

“IRS” means the Internal Revenue Service.

“Know How” means know how, systems, formula, procedures, processes and process engineering, algorithms, equations, modles, and all other techniques and methods of design, development, manufacture, promotion, and distribution of products and other aspects of business operation, which is embodied or recorded in research records, sales plans, sales strategies, manufacturing formulae, blueprints, designs, plans, invention disclosures, test results, reports, prototypes, simulations, specifications, drawings, procedures, databases, documentary or digital business records, software, or other medium or format of recordation.

“Knowledge” means the actual knowledge of each of Terry Lee, Mark Tripp, Mike Zlaket, Lewis Hornsby, Robby MacDonald, Rocco Covella, Bobby Diebold, Dewey Chauvin and Dan Beamer assuming the reasonable discharge of such person’s duties in a professional manner.

“Lien” means any mortgage, deed of trust, pledge, easement, right-of-way, covenant, condition or restriction on transfer, right of first refusal, lease, sublease, hypothecation, assignment, encumbrance, claim, license, charge, option, lien (statutory or other) or preference or other security interest or other similar restriction.

“Litigation” has the meaning set forth in Section 1.4(c) of this Agreement.

“Losses” has the meaning set forth in Section 6.2 of this Agreement.

“Material Adverse Effect” means any change, event, development, condition or occurrence which, individually or together with any one or more other changes, events, developments, conditions or occurrences, has had or would reasonably be expected to have a material adverse effect on or with respect to the assets, liabilities, properties, business, results of operations, condition (financial or otherwise), of the Business and the Purchased Assets, taken as a whole, in each case, except for any such change, event, development, condition or occurrence resulting from or arising out of (a) changes in general economic, financial, or market conditions, (b) changes generally affecting the industries in which the Business is conducted, (c) changes in applicable laws or accounting requirements or interpretations thereof after the date hereof, (d) an earthquake or other natural disaster, (e) the taking of any actions permitted by this Agreement, (f) the failure to meet projections (but not the underlying facts or reasons for such failure to meet such projections), or (g) any act of war, terrorism or armed conflict which, in the case of any of the foregoing clauses (a) through (g) does not disproportionately affect the Business and the Purchased Assets relative to other Persons in the industry in which the Sellers operate the Business.

“Material Contracts” has the meaning set forth in Section 2.11 of this Agreement.

“Material Customers” has the meaning set forth in Section 2.22(b) of this Agreement.

“Material Sales Representatives” has the meaning set forth in Section 2.23 of this Agreement.

“Material Suppliers” has the meaning set forth in Section 2.22(a) of this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 2.17(e) of this Agreement.

“Objections Notice” has the meaning set forth in Section 1.12(c) of this Agreement.

“Offered Employees” has the meaning set forth in Section 4.15(a) of this Agreement.

“Parent Guarantee” has the meaning set forth in Section 8.18 of this Agreement.

“Party” or “Parties” means the Sellers, the Sellers’ Guarantors and the Buyers or any one or some of them, as the context requires.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permitted Business” has the meaning set forth in Section 4.10(a) of this Agreement.

“Permitted Liens” means (a) such minor imperfections of title, license, easements, encumbrances or restrictions which do not, individually or in the aggregate, materially impair the current use or operation or fair market value of the applicable asset, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of the Business, (c) Liens for Taxes not yet due and payable, or being contested in good faith and for which adequate reserve has been provided on the financial statements in accordance with GAAP, (d) in the case of leased property, all matters, whether or not of record, affecting the title of the lessor (and any underlying lessor) of the leased property, provided, that such matters would not, individually or in the aggregate, materially impair the current use or operation of the property or the fair market value of the lessee’s leasehold interest therein, (e) public roads and highways, (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) purchase money liens and liens securing rental payments under capital lease arrangements, (i) licenses to Intellectual Property under, and in accordance with, any Material Contract, whether entered into before or, in accordance with the terms of this Agreement, after the date hereof and (j) the Liens listed on Schedule 9; provided, in no event shall any Liens that relate to or arise from an Excluded Asset or an Excluded Liability constitute a Permitted Lien.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, limited liability partnership, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Personal Data” means a Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that allows the identification of a Person.

“Prepaid Assets” has the meaning set forth in Section 1.1(l) of this Agreement.

“Projected Financial Statements” has the meaning set forth in Section 2.5(a).

“Purchased Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Records” has the meaning set forth in Section 1.1(h) of this Agreement.

“Registered Intellectual Property” has the meaning set forth in Section 2.10(a) of this Agreement.

“Release” means any releasing, spilling, pouring, leaking, pumping, emptying, discharging, injecting, escaping, leaching, dumping, discarding, migrating or disposing into the Environment.

“Repaid Indebtedness” has the meaning set forth in Section 1.6(b) of this Agreement.

“Representation and Warranty Policy” has the meaning set forth in Section 5.1(e).

“Representatives” has the meaning set forth in Section 4.1(b) of this Agreement.

“Response Period” has the meaning set forth in Section 1.12(c) of this Agreement.

“Retained Employee Liabilities” means each of the following:

(a) any liabilities relating to any Benefit Plan, including to any obligations to contribute to, make payments with respect to or provide benefits under any Benefit Plan, other than liabilities with respect to Acquired Employees to the extent included in Closing Working Capital;

(b) any ERISA Affiliate Liability;

(c) any liability of the Sellers or their Affiliates relating to any (x) Business Employee who does not become an Acquired Employee; (y) former or retired employee of the Business; or (z) change of control, severance or similar payments due to any Acquired Employee (other than any such payments that are triggered following the Closing solely as a result of an act of Buyers or their Affiliates following the Closing);

(d) any obligation to provide continuation coverage pursuant to COBRA under any Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to (i) any Business Employees who do not become Acquired Employees, (ii) Business Employees whose employment has terminated prior to the Closing Date, and (iii) the Acquired Employees and/or their qualified beneficiaries with respect to a COBRA qualifying event that occurs prior to the Closing Date;

(e) any WARN liabilities relating to actions of the Sellers or any of their Affiliates arising on or prior to the Closing Date;

(f) any liability of the Sellers or their Affiliates for workers’ compensation benefits arising from injuries occurring prior to the Closing Date; and

(g) any liabilities of the Sellers or their Affiliates arising from restructurings of the Business on or prior to the Closing Date, including severance obligations.

“Retained Know How” means any and all Know How that is Used in both the Business and the Excluded Businesses, is primarily related to the Excluded Businesses including those items set forth on Schedule 1.2(e).

“Retained IP” means any and all Intellectual Property that is Used in both the Business and the Excluded Businesses, is primarily related to the Excluded Businesses including those items set forth on Schedule 1.2(e).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnifying Parties” has the meaning set forth in Section 6.2 of this Agreement.

“Seller Intellectual Property” means any and all Intellectual Property owned or Used primarily in the conduct of, or otherwise primarily related to, the Business, wherever located, including the Intellectual Property described on Schedule 1.1(k).

“Seller Know How” means any and all Know How owned or Used primarily in the conduct of, or otherwise primarily related to, the Business, wherever located, including the Know How set forth on Schedule 1.1(k).

“Seller Required Information” means the Financial Statements and other information regarding the Business and the Purchased Assets as is reasonably necessary to permit the Buyers to satisfy the condition set forth in paragraphs (vi) and (vii) of Annex III to the Debt Commitment Letter; provided, that, for the avoidance of doubt, it is understood and agreed that Seller Required Information shall not include any information other than information specifically related to the Business and the Purchased Assets and shall not require the Sellers and Sellers’ Guarantors to actually prepare any pro forma financial information for purposes of the Debt Financing.

“Seller Parties” has the meaning set forth in Section 7.3(c) of this Agreement.

“Seller Transaction Liabilities” has the meaning set forth in Section 8.11 of this Agreement.

“Sellers’ Defined Contribution Plan” has the meaning set forth in Section 4.15(d) of this Agreement.

“Sellers’ Guaranteed Obligations” has the meaning set forth in Section 8.18 of this Agreement.

“Sellers’ Guarantors” has the meaning set forth in the preamble of this Agreement.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Talon Purchase Agreement” has the meaning set forth in Section 1.4(l) of this Agreement.

“Target Net Working Capital” means $52,299,000, the calculation of which is set forth on Exhibit I attached hereto.

“Tax or Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability (including pursuant to a Tax Sharing Agreement), in respect of any items described in clause (i) or (ii) above.

“Tax Return” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including, in each case, any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of taxes, or any similar agreement, contract or arrangement.

“Termination Date” has the meaning set forth in Section 7.1(c) of this Agreement.

“Third Party Claim” has the meaning set forth in Section 6.4(b) of this Agreement.

“Threshold Amount” has the meaning set forth in Section 6.2(i) of this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the IP Settlement Agreement, the Intellectual Property License Agreements, the IP Assignment Agreement, the Escrow Agreement and any ancillary documents, schedules and agreements executed in connection with, or required to be delivered by this Agreement.

“Transition Services Agreement” has the meaning set forth in the recitals to this Agreement.

“Transfer” has the meaning set forth in Section 1.1 of this Agreement.

“U.S. Assumed Liabilities” has the meaning set forth in Section 1.3 of this Agreement.

“U.S. Buyer” has the meaning set forth in the preamble to this Agreement.

“U.S. Transfer” has the meaning set forth in Section 1.1 of this Agreement.

“Use” means to use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, offer to sell, import, license, sublicense and otherwise exploit.

“WARN” has the meaning set forth in Section 2.17(g) of this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BPS GREENLAND INC.

By:	/s/ Michael Wall
Name: Michael Wall
Title: Authorized Signatory

BPS GREENLAND CORP.

By:	/s/ Michael Wall
Name: Michael Wall
Title: Authorized Signatory

BAUER HOCKEY, INC.

By:	/s/ Michael Wall
Name: Michael Wall
Title: Authorized Signatory

EASTON SPORTS, INC.

By:	/s/ Terry Lee
Name: Terry Lee
Title: Authorized Signatory

EASTON SPORTS CANADA, INC.

By:	/s/ Terry Lee
Name: Terry Lee
Title: Authorized Signatory

EASTON-BELL SPORTS, LLC

By:	/s/ Terry Lee
Name: Terry Lee
Title: Chief Executive Officer

EASTON-BELL SPORTS, INC.

By:	/s/ Terry Lee
Name: Terry Lee
Title: Chief Executive Officer